UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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KFORCE INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 19, 2012

Dear Shareholder:

On Tuesday, June 19, 2012, Kforce Inc. will hold its 2012 Annual Meeting of Shareholders at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida 33605. The Board of Directors cordially invites all shareholders to attend the meeting, which will begin at 8:00 a.m. eastern time.

We are holding this meeting to:

1.	Elect four Class III directors to hold office for a three-year term expiring in 2015;

2.	Ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2012;

3.	Approve Kforce’s executive compensation;

4.	Approve the Kforce Inc. Amended and Restated Performance Incentive Plan; and

5.	Attend to other business properly presented at the meeting.

Kforce’s Board of Directors has selected April 16, 2012 as the record date for determining shareholders entitled to vote at the meeting.

The proxy statement, proxy card and Kforce’s 2011 Annual Report to Shareholders are being mailed on or about April 27, 2012. Whether or not you plan to attend the annual meeting, we encourage you to vote your shares. Please submit your proxy in any one of the following ways: (1) using the toll-free telephone number shown on the enclosed proxy card; (2) using the Internet website shown on the enclosed proxy card or (3) completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope.

If you need further assistance, please contact Kforce Investor Relations at (813) 552-5000. Thank you for your continuing support.

BY ORDER OF THE BOARD OF DIRECTORS

Joseph J. Liberatore
Corporate Secretary

Tampa, Florida

April 27, 2012

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 19, 2012

This proxy statement and our 2011 Annual Report to Stockholders are available at

http://investor.kforce.com/annuals.cfm.

QUESTIONS AND ANSWERS

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because Kforce’s Board of Directors (the “Board”) is soliciting your proxy on behalf of Kforce to vote your shares at the 2012 Annual Meeting of Shareholders (the “Annual Meeting”). This proxy statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and which is designed to assist you in voting.

Q:	When is the Annual Meeting and where will it be held?

A:	The Annual Meeting will be held on Tuesday, June 19, 2012, at 8:00 a.m. eastern time, at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida 33605.

Q:	What may I vote on?

A:	You may vote on the following proposals:

•	To elect four Class III directors to hold office for a three-year term expiring in 2015;

•	To ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2012;

•	To approve Kforce’s executive compensation; and

•	To approve the Kforce Inc. Amended and Restated Performance Incentive Plan.

Q:	How does Kforce’s Board recommend I vote on the proposals?

A:	The Board recommends a vote: (1) FOR the election of four Class III directors to hold office for a three-year term expiring in 2015; (2) FOR the ratification of the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2012; (3) FOR the approval of Kforce’s executive compensation and (4) FOR the approval of the Kforce Inc. Amended and Restated Performance Incentive Plan.

Q:	Who is entitled to vote?

A:	Only those who owned Kforce common stock (the “Common Stock”) at the close of business on April 16, 2012 (the “Record Date”) are entitled to vote at the Annual Meeting.

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we encourage you to submit your proxy by: (1) using the toll-free telephone number shown on the enclosed proxy card; (2) using the Internet website shown on the enclosed proxy card or (3) completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted consistent with the Board’s recommendations listed above.

Shareholders voting via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which the shareholder must bear.

Q:	Can I change my vote?

A:	You have the right to change your vote at any time before the meeting by:

(1)	Notifying Kforce’s Corporate Secretary, Joseph J. Liberatore, in writing at the address listed below that you have revoked your proxy;

(2)	Voting in person;

(3)	Returning a later-dated proxy card;

(4)	Voting through the Internet at http://www.investorvote.com/KFRC at a later date; or

(5)	Voting through the toll-free telephone number by calling 1-800-652-VOTE (8683) at a later date.

Q:	How many shares can vote?

A:	As of the Record Date, 36,844,195 shares of Common Stock were outstanding. Every holder of Common Stock is entitled to one vote for each share held.

Q:	What is a “quorum”?

A:	A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of shareholders. There must be a quorum for the meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. If a broker, bank, custodian, nominee or other record holder of Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present and considered part of a quorum.

Q:	What is the required vote for the proposals to pass assuming that a quorum is present at the Annual Meeting?

A:	Proposal 1:	In order to pass, this proposal must receive a plurality of the votes cast at a meeting.
	Proposals 2, 3 and 4:	In order to pass, each of these proposals must receive the affirmative vote of a majority of the shares entitled to vote on the matter. An abstention is considered as present and entitled to vote. Because each of Proposals 2, 3 and 4 requires the affirmative vote of a majority of the shares entitled to vote on the Proposal, an abstention will have the effect of a vote against each of Proposals 2, 3 and 4. A broker non-vote, on the other hand, is not considered “entitled to vote.” Therefore, broker non-votes will not have an effect on Proposals 2, 3 and 4. Proposal 3 is a non-binding advisory vote.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to Joseph J. Liberatore, Kforce’s Executive Vice President, Chief Financial Officer and Corporate Secretary and Michael Blackman, Kforce’s Chief Corporate Development Officer, or either of them, to vote on such matters at their discretion.

Q:	How are my shares voted if I submit a proxy but do not specify how I want to vote?

A:	If you submit a properly executed proxy card or complete the telephone or Internet voting procedures but do not specify how you want to vote, your shares will be voted: (1) FOR the election of each of the nominees for director; (2) FOR the ratification of the appointment of Deloitte & Touche LLP as Kforce’s independent registered accountants for the fiscal year ending December 31, 2012; (3) FOR the approval of Kforce’s executive compensation; (4) FOR the approval of the Kforce Inc. Amended and Restated Performance Incentive Plan and (5) in the discretion of the persons named as proxies on all other matters that may be brought before the meeting.

Q:	How do I vote using the telephone or the Internet?

A:	For Shares Directly Registered in the Name of the Shareholder. Shareholders with shares registered directly with Computershare Trust Company, N.A. (“Computershare”), Kforce’s transfer agent, may vote on the Internet at http://www.investorvote.com/KFRC. The voter will be required to provide the Control Number contained on the voter’s proxy card. After providing the correct Control Number, the voter will be asked to complete an electronic proxy card. The votes will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Votes submitted via the Internet by a registered shareholder must be received by 11:59 p.m. (eastern time) on June 18, 2012.

For Shares Registered in the Name of a Bank or Brokerage. A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. This program is different from the program provided by Computershare for shares registered in the name of the shareholder. If your shares are held in an account at a brokerage firm or bank participating in the street name program, you may have already been offered the opportunity to elect to vote using the Internet. Votes submitted via the Internet through the street name program must be received by 11:59 p.m. (eastern time) on June 18, 2012.

Shareholders voting via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which the shareholder must bear.

Shareholders eligible to vote at the Annual Meeting, using a touch-tone telephone, may also vote by calling (toll free) 1-800- 652-VOTE (8683) and following the recorded instructions.

Please note that the method of voting used will not affect your right to vote in person should you decide to attend the Annual Meeting. Also, please be aware that Kforce is not involved in the operation of either of these Internet voting procedures and cannot take responsibility for any access or Internet service interruptions that may occur or any inaccuracies, or erroneous or incomplete information that may appear.

Q:	Who will count the vote?

A:	A representative of Computershare, an independent tabulator, will count the vote and act as the inspector of election.

Q:	When are the shareholder proposals for the next Annual Meeting of Shareholders due?

A:	All shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Joseph J. Liberatore, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605, by December 28, 2012. In addition, the proxy solicited by the Board for the 2013 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with written notice of such proposal by March 13, 2013.

Q:	Who will pay for this proxy solicitation?

A:	We will pay all the costs of soliciting these proxies, except for costs associated with individual shareholder use of the Internet and telephone. In addition to mailing proxy solicitation material, our directors and employees may solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders.

Q:	What is the complete mailing address, including ZIP Code, of Kforce’s principal executive office?

A:	Kforce’s principal executive office is located at 1001 East Palm Avenue, Tampa, Florida 33605.

Q:	How can I find the results of the Annual Meeting?

A:	Preliminary results will be announced at the Annual Meeting and final results will be filed with the SEC on a Current Report on Form 8-K within four business days after the Annual Meeting. The Form 8-K will be available on the SEC’s website at www.sec.gov as well as our own website, www.kforce.com under the Investor Relations section of our website.

PROPOSAL 1. ELECTION OF DIRECTORS

The Board has ten directors who are divided into three classes serving staggered three-year terms. The classes relate to each director’s term of office. At each annual meeting of shareholders, the successors to the directors whose terms expire at that meeting are elected for terms expiring at the third annual meeting after their election by the shareholders. At the Annual Meeting, you and the other shareholders will vote for the election of four individuals, who are identified below, to serve as Class III directors for a three-year term expiring at the 2015 Annual Meeting of Shareholders. All of the nominees are currently directors of Kforce, previously elected by the shareholders. Pursuant to the marketplace rules of The NASDAQ Stock Market (the “NASDAQ Rules”) and the laws and regulations of the SEC (the “SEC Rules”), the Board determined that Mr. Carey, Mr. Furlong and Mr. Moneymaker are independent while Mr. Dunkel is not independent.

The individuals named as proxies will vote the enclosed proxy for the election of the individuals nominated by the Board unless you direct them to withhold your votes. Each of the director nominees is willing and able to stand for election at the Annual Meeting, and we know of no reason why any of the nominees would be unable to serve as a director. However, if any nominee becomes unable or unwilling to stand for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting for the original nominee will be cast for the substituted nominee.

The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nomination Committee and the Board to determine that the person should serve as a director of Kforce.

Nominees for Election, Class III Directors

Terms Expire in 2012

W. R. Carey, Jr., 64, has served as a director of Kforce since October 1995. He is currently the Chairman and Chief Executive Officer of Corporate Resource Development, Inc., an Atlanta, Georgia-based sales and marketing consulting and training firm which began in 1981 and assists some of America’s largest firms in design, development, and implementation of strategic and tactical product marketing. Mr. Carey is the National Chairman of the Council of Growing Companies and has served on the Board of Directors of Lime Energy Corp. since March 2006. Mr. Carey previously served on the Board of Directors of Outback Steakhouse, Inc. from 1992 to June 2007.

Mr. Carey has had valuable experience on several significant boards and is a noted author and speaker. He also has a nationally recognized expertise in sustainability, a subject of significant importance to Kforce, its clients and to the market generally.

David L. Dunkel, 58, has served as Kforce’s Chairman, Chief Executive Officer and a director since its formation in 1994. Prior to August 1994, he served as President and Chief Executive Officer of Romac-FMA, one of Kforce’s predecessors, for 14 years. In addition to the significant value that Mr. Dunkel brings to Kforce, we believe it is customary for the Chief Executive Officer to be a member of the Board of Directors.

Mark F. Furlong, 55, has served as a director of Kforce since July 2001. He has served as the President and Chief Executive Officer of BMO Harris Bank, N.A. since July 2011. Mr. Furlong has served as a director of BMO Harris Bank, N.A. and BMO Financial Corporation since July 2011. Prior to its acquisition by BMO Harris Bank, N.A. in 2011, he served as Chairman of Marshall & Ilsley Corporation since October 2010, Chief Executive Officer since April 2007 and as President since July 2004. He also served as Chief Financial Officer of Marshall & Ilsley Corporation from April 2001 to October 2004. Mr. Furlong’s prior experience also includes service as an audit partner with Deloitte & Touche LLP.

Mr. Furlong is the President and Chief Executive Officer of BMO Harris Bank, N.A., former Chairman, President and Chief Executive Officer of Marshall & Ilsley Corporation, a former audit partner with Deloitte & Touche LLP and the Audit Committee financial expert. Kforce believes his considerable expertise brings unique insight to the Board concerning banking issues, in addition to his overall management and financial expertise.

Patrick D. Moneymaker, 65, has served as a director of Kforce since July 2008 and as a director of, and a consultant to, Kforce Government Solutions, Inc. (“KGS”), a wholly-owned subsidiary of Kforce Inc., since April 2011. He currently serves as President of Mission Solutions Group, a subsidiary of Epsilon Systems Solutions, Inc., a privately held, San Diego, California-based diversified professional and technical services company (since September 2011). Mr. Moneymaker previously served as President and CEO of Proxy Aviation Systems from July 2008 to August 2010. He served as the CEO of Kforce Government Holdings, Inc. (“KGH”), a wholly-owned subsidiary of Kforce Inc., from September 2006 to July 2008, and also served as a director of Kforce from June 2005 to September 2006. Prior to his role as CEO of KGH, Mr. Moneymaker served as the CEO, Operating Officer and President of Ocean Systems Engineering Corporation (“OSEC”), a privately held company from October 1998 until OSEC’s sale in May 2006. From 1968-1998, Mr. Moneymaker was an officer in the United States Navy, ultimately achieving the rank of Rear Admiral. During his naval career, Mr. Moneymaker served as Navy Director of Space and Information Warfare and with the U.S. Strategic Command and as commander at the Naval Space Command.

Mr. Moneymaker brings extensive governmental expertise to the Board and Kforce, an area that Kforce has targeted as a significant growth area. Kforce believes that his experience in the United States Navy is important in understanding the military culture, given that many of its executives at all levels are former military officers and that Kforce actively recruits military officers for its operations.

Continuing Directors, Class I Directors

Terms Expire in 2013

Elaine D. Rosen, 59, has served as a director of Kforce since June 2003. Ms. Rosen has served as a director of Assurant, Inc., a publicly traded corporation, and a provider of specialized insurance and insurance-related products and services since March 1, 2009 and became non-executive Chair of the Board in November 2010. Ms. Rosen has also served as the Chair of the Board of The Kresge Foundation since January 2007. Ms. Rosen serves as trustee or director of several non-profit organizations, is the immediate past Chair of the Board of Preble Street, a homeless collaborative in Portland, Maine and is a trustee of the Foundation for Maine’s Community Colleges and the Elmina B. Sewall Foundation since 2008. She is also a director of Downeast Energy Corp., a privately-held company that provides heating products and building supplies. From 1975 to March 2001, Ms. Rosen held a number of positions with Unum Life Insurance Company of America, including President.

Ms. Rosen has extensive experience as a senior executive in the insurance industry and as a director of companies, as well as substantial experience with charitable organizations, particularly as the Chair of the Board of one of the largest private foundations in the country. Through this background, as well as her experience as Chair of the Compensation Committee, she has considerable expertise in, among other things, executive compensation, a subject area that is undergoing dynamic change.

Ralph E. Struzziero, 67, has served as a director of Kforce since October 2000. Mr. Struzziero currently serves as a director of Prism Medical Ltd., a publicly traded corporation on the TSX Venture Exchange in Canada, and a manufacturer and distributor of moving and handling equipment for the mobility challenged (since July 2011). Since 1995, Mr. Struzziero has operated an independent business consulting practice. In addition, he served as an adjunct professor at the University of Southern Maine from 1997 to 2006. Mr. Struzziero previously served as Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., one of Kforce’s predecessors. Mr. Struzziero is also currently a director of Automobile Club of Southern California, a travel club and property and casualty insurer in California, AAA of Northern New England, a travel club serving Maine, New Hampshire and Vermont, and Downeast Energy Corp, a provider of heating products and building supplies.

Mr. Struzziero has extensive experience in the staffing industry generally and, in particular, with predecessors to Kforce. The Board believes this gives Mr. Struzziero, in his capacity as lead independent director, a unique insight among the non-employee directors relating to Kforce’s business and operations.

Howard W. Sutter, 63, has served as a director of Kforce since its formation in 1994. Mr. Sutter has served as a Vice Chairman since 2005, and oversees mergers and acquisitions. Prior to August 1994, Mr. Sutter served as Vice President of Romac-FMA (1984-1994), and Division President of Romac-FMA’s South Florida location (1982-1994).

Mr. Sutter has led Kforce’s merger, acquisition, and divestiture efforts for the past 16 years and, over this time, has led the effort on a significant number of acquisitions, including those of two public companies, and divestitures. The Board believes that Mr. Sutter’s knowledge of the staffing industry and more specifically the mergers and acquisition market brings an important expertise to the Board. Mr. Sutter also has extensive experience in staffing operations.

Continuing Directors, Class II Directors

Terms Expire in 2014

John N. Allred, 65, has served as a director of Kforce since April 1998. Mr. Allred has served as President of A.R.G., Inc., a provider of temporary and permanent physicians located in the Kansas City area since January 1994. Mr. Allred was a director at Source Services Corporation (“Source”) prior to its merger with Kforce in 1998 and served in various capacities with Source from 1976 to 1993 including Vice President (1987-1993), Regional Vice President (1983-1987) and Kansas City Branch Manager (1976-1983).

Mr. Allred has extensive experience in the staffing industry. He is particularly knowledgeable in the area of healthcare, which is an important part of Kforce’s business. His staffing industry experience (other than his directorship in Kforce) is with companies other than Kforce, which allows him to address operational issues with a different perspective.

Richard M. Cocchiaro, 57, has served as a director of Kforce since its formation in August 1994. Mr. Cocchiaro has served as a Vice Chairman since 2004, oversees our Customer First Customer Loyalty Program and serves on our Innovation Council. Previously, Mr. Cocchiaro served as, Vice President of Strategic Accounts for Kforce (2000–2004), Vice President of Strategic Alliances for Kforce.com Interactive (1999) and National Director of Strategic Solutions within Kforce’s emerging technologies group (1994-1999).

Mr. Cocchiaro has extensive experience in Kforce’s field operations on a national basis, bringing an important perspective to the Board. He has served in numerous leadership roles within Kforce including, among others, the financial services group, leading the Chicago market, the emerging technologies group, strategic alliances, national accounts and most recently leading the Customer First Customer Loyalty Program.

A. Gordon Tunstall, 67, has served as a director of Kforce since October 1995. He is the founder, and for more than 25 years has served as President, of Tunstall Consulting, Inc., a provider of strategic consulting and financial planning services. Mr. Tunstall previously served as a director for JLM Industries, Inc., Orthodontics Center of America, Inc., Discount Auto Parts, Inc., Advanced Lighting Technologies Inc., Horizon Medical Products Inc., and L.A.T. Sportswear.

Mr. Tunstall provides the Board a unique point of view regarding strategy, given his background as a successful strategic consultant for over 25 years advising a large number of companies in a variety of industries. He also qualifies as an Audit Committee financial expert and stands willing to assume this role if for any reason the current Audit Committee financial expert ceases to serve on the Board.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR.

CORPORATE GOVERNANCE

Our Board believes that sound corporate governance is fundamental to the overall success of Kforce. Our Board believes that it has adopted corporate governance practices that are aligned with the interests of our shareholders, our corporate business strategy and the opinions expressed by recognized corporate governance authorities. Our Board regularly reviews our corporate governance practices for compliance with applicable rules, listing standards and regulations, as well as best practices suggested by recognized governance authorities, and modifies our practices as warranted.

Corporate Governance Guidelines

The Corporate Governance Guidelines, which were adopted by our Board, along with the charters for the standing committees of the Board and our Code of Ethics and Business Conduct Policy serve to guide the operation and direction of the Board and its committees. These documents are published under “Corporate Governance” in the Investor Relations section of our website at www.kforce.com.

In order to continually enhance the alignment of our corporate governance practices with the interests of our shareholders, the Board amended the Corporate Governance Guidelines in March 2012 to include a clawback policy. Accordingly, in the event of a restatement as a result of the material noncompliance with any financial reporting requirements under the federal securities laws, the Board will, if it determines appropriate in its sole discretion and to the extent permitted or required by governing law, recover from current executives any incentive-based compensation for performance periods beginning after March 30, 2012 which occur during the restatement period. In addition, Kforce’s Board adopted amended and restated minimum share ownership guidelines for its executives that included more stringent minimum share ownership guidelines and expanded these guidelines’ applicability to include Kforce’s 17 most senior executives.

The Board of Directors

The Board’s primary functions are to:

•	Oversee management performance on behalf of our shareholders;

•	Advocate on behalf of the long-term interests of our shareholders;

•	Monitor adherence to Kforce’s established procedures, standards and policies;

•	Be actively involved in the oversight of risk that could affect Kforce;

•	Promote the exercise of sound corporate governance; and

•	Carry out other duties and responsibilities as may be required by state and federal laws.

Board Meetings

During 2011, the Board held four meetings and committees of the Board held a total of 15 meetings. Each director attended 100% of both the meetings of the Board and the meetings held by all committees of the Board on which such director served.

Board Leadership Structure

The Board believes that Mr. Dunkel’s service as both Chairman of the Board and CEO is in the best interest of Kforce and its shareholders. In his capacity as CEO, Mr. Dunkel frequently meets with current and prospective shareholders to understand their perspectives and insights, which Mr. Dunkel is able to bring back to the full Board. Given Mr. Dunkel’s experience and understanding of the professional staffing industry, as one of Kforce’s founders and significant investors, and the issues, opportunities and challenges facing Kforce and its businesses, the Board believes Mr. Dunkel is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. The Board believes that Mr. Dunkel is a strong and effective leader and that Kforce has been well served by the combination of the two roles since its initial public offering in 1994. The Board believes the grant of this dual role signals its confidence in the leadership abilities of Mr. Dunkel, enhances information flow, enhances Kforce’s culture, ensures clear accountability and promotes efficient decision making, all of which we believe are essential to effective governance. Mr. Dunkel’s CEO duties and in-depth knowledge of Kforce’s business and industry, operations and challenges places him in the best position to both guide and implement the Board’s direction. We also believe that the combined role allows for more productive Board meetings. The Board also believes that any perceived negative aspects of Mr. Dunkel’s dual role are mitigated by the role of Mr. Struzziero as Chair of the Corporate Governance Committee and lead independent director. Mr. Struzziero serves as a key additional communication point for the independent directors with Mr. Dunkel relating to any concerns raised in the meetings of the independent directors (which occur no less frequently than once a calendar quarter). He also addresses agenda items with Mr. Dunkel. The Board considers Mr. Struzziero to be very effective in this role.

Board’s Role in Risk Management

The Board takes an active role with respect to risk management activities of Kforce and believes that it is effective in its role. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board accumulates and assesses information regarding risk management on a regular basis.

The Board carries out this responsibility through committee reports as well as through regular reports directly from officers of Kforce who are responsible for oversight of the various risks within Kforce. Materials regularly provided at each Board meeting include: (i) an executive summary that includes, among other items, a risk factors section; (ii) Kforce’s financial and operational status; (iii) management’s assessment of the current state of the capital markets and macro-economic environment; (iv) management’s analysis on the current state of the staffing industry; (v) corporate development activities; (vi) a claims and litigation summary; and (vii) reports on other matters that may arise from time to time, which require reporting to the Board.

Also at each regularly-scheduled quarterly meeting of the Board, updates are provided by each of the Audit Committee, Compensation Committee, Nomination Committee and Corporate Governance Committee. The committee reports are meant to summarize committee activities and bring any necessary items to the attention of the full Board. In addition, Kforce’s Business Process and Assurance Services (“BPAS”) team, which reports to the Audit Committee, sets forth a comprehensive internal audit plan, which is approved on an annual basis by the Audit Committee. This plan is formulated based on BPAS’s assessment of risk within Kforce, which is partly based on discussions with Kforce’s officers, directors and other key personnel as well as the results of their previous operational and financial audits.

In addition, on a monthly basis, the Board receives a financial update from management along with a description of certain significant events and risk factors that have occurred in each period as well as any other necessary items requiring the attention of the full Board.

Board Diversity

Kforce believes the backgrounds and experiences of its directors are diverse and enable it to achieve a healthy mix of different perspectives on the Board. Although Kforce has not adopted any formal diversity policy, it believes its Nomination Committee has been successful in crafting a desirable mix of skill sets and backgrounds on the Board. Various Board members have significant expertise in fields such as banking, healthcare, government contracting, investment banking/strategic advisory, insurance, executive compensation, and sustainability, as well as staffing. Kforce has at least two individuals who qualify as audit committee financial experts, as well as two individuals with extensive military experience, bringing important points of view and skills to the Board. The Nomination Committee periodically reviews the composition of the Board and examines its functionality, in order to ensure the Board has a well functioning mix of diverse backgrounds and expertise.

Code of Ethics and Business Conduct

The Board has adopted a Code of Ethics and Business Conduct that is applicable to all employees of Kforce, including the chief executive officer, chief financial officer and chief accounting officer. The Code of Ethics and Business Conduct is available on the Investor Relations section of our website at www.kforce.com.

Minimum Director Stock Ownership

To strengthen the alignment of interests between directors and shareholders, our Board has adopted revised formal ownership guidelines. The revised stock ownership guidelines now require directors to hold the lesser of three times retainer or 5,000 shares of Common Stock. As of the Record Date, all of our directors were in compliance with the policy. The stock ownership policy is incorporated into the Corporate Governance Guidelines which is available on the Investor Relations section of our website at www.kforce.com.

Minimum Executive Stock Ownership

To further align the interests between executives and shareholders, our Board has adopted revised formal ownership guidelines, which has increased the minimum number of shares required to be held. For its named executive officers (“NEOs”), the following minimum stock ownership guidelines are now required by position:

•	CEO—the lesser of five times base salary or 200,000 shares of Common Stock;

•	President—the lesser of three times base salary or 100,000 shares of Common Stock;

•	CFO—the lesser of three times base salary or 100,000 shares of Common Stock; and

•	All other NEOs—the lesser of two times base salary or 50,000 shares of Common Stock.

Additionally, the Board will now require all other members of its internal executive committee (a total of 12 members in addition to its 5 NEOs, or an aggregate of 17 members) to hold a minimum of 15,000 shares of Common Stock. As of the Record Date, all NEOs and other members of its executive committee were in compliance with the policy. The executive stock ownership policy is incorporated into the Corporate Governance Guidelines which is available on the Investor Relations section of our website at www.kforce.com.

Clawback Policy

In order to continually enhance the alignment of our corporate governance practices with the interests of our shareholders, the Board amended the Corporate Governance Guidelines in March 2012 to include a clawback policy. Accordingly, in the event of a restatement as a result of the material noncompliance with any financial reporting requirements under the federal securities laws, the board will, if it determines appropriate in its sole discretion and to the extent permitted or required by governing law, recover from current executives any incentive-based compensation for performance periods beginning after March 30, 2012 which occur during the restatement period.

Communications with the Board

Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to Joseph J. Liberatore, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. Such communications will be delivered directly to Kforce’s Board.

Director Attendance at Annual Meetings

Pursuant to its Corporate Governance Guidelines, all directors are invited to attend the Annual Meeting of Shareholders. Mr. Dunkel, Chairman, attended Kforce’s 2011 Annual Meeting of Shareholders.

Committees of the Board

The Board considers all major decisions. The Board, however, has established the following five standing committees so that certain important areas can be addressed in more depth than may be possible in a full Board meeting: an Audit Committee, a Compensation Committee, a Corporate Governance Committee, a Nomination Committee and an Executive Committee. The written charters of the Audit Committee, Compensation Committee, Corporate Governance Committee and Nomination Committee adopted by the Board are available on the Investor Relations section of our website at www.kforce.com.

The following table describes the current members of each of the committees and the number of meetings held during 2011.

	AUDIT	COMPENSATION	CORPORATE GOVERNANCE	NOMINATION	EXECUTIVE
John N. Allred *	X		X	X
W.R. Carey, Jr. *	X	X	X	Chair
Richard M. Cocchiaro **					X
David L. Dunkel **					Chair
Mark F. Furlong *	Chair	X	X
Patrick D. Moneymaker * (1)			X		X
Elaine D. Rosen *		Chair	X	X
Ralph E. Struzziero *		X	Chair
Howard W. Sutter **					X
A. Gordon Tunstall *			X		X
Number of Meetings	5	5	4	1	0

*	The Board has determined that these members are independent pursuant to NASDAQ and SEC Rules.
**	The Board has determined that these members are not independent pursuant to NASDAQ and SEC Rules.
(1)	Mr. Moneymaker became independent in August of 2011 and was appointed to the Corporate Governance Committee in April of 2012.

Audit Committee

The Audit Committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting and reporting practices and such other duties as directed by the Board. In discharging this oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of Kforce, and the power to retain outside counsel or other experts for this purpose. The Audit Committee has the sole responsibility for the selection, compensation, oversight and termination of the independent auditors who audit our financial statements. In carrying out its responsibilities, the Audit Committee selects, provides for the compensation of, and oversees the work of the independent auditors; pre-approves the fees, terms, and services under all audit and non-audit engagements; reviews the performance of the independent auditors; and monitors and periodically reviews the independence of the independent auditors by obtaining and reviewing a report from the independent auditors at least annually regarding all relationships between the independent auditors and Kforce.

Other responsibilities of the Audit Committee include: (1) reviewing with the internal auditors and the independent auditors their respective annual audit plans, staffing, reports, and the results of their audits; (2) reviewing with management and the independent auditors Kforce’s annual and quarterly financial results, financial statements and results of the independent auditors’ audits and reviews, as applicable, of such financial information; (3) reviewing with the independent auditors any matters of significant disagreement between management and the independent auditors and any other problems or difficulties encountered during the course of the audit and management’s response to such disagreements, problems, or difficulties; (4) conferring with the independent auditors with regard to the adequacy of internal accounting controls; and (5) reviewing with the independent auditors (a) all critical accounting policies and practices, (b) all alternative treatments of financial accounting and disclosures within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and (c) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences as well as meeting with the independent auditors in executive session to discuss any other matters that the independent auditors believe should be discussed privately with the Audit Committee.

The Audit Committee also oversees Kforce’s internal audit function and compliance with procedures for the receipt, retention and treatment of complaints received by Kforce regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission of concerns regarding accounting or auditing matters.

Each member of the Audit Committee is independent within the meaning of NASDAQ Rules and SEC Rules. The Board has determined that Mr. Furlong is an “audit committee financial expert,” as defined by SEC Rules. The Audit Committee’s responsibilities are more fully set forth in its written charter.

To the extent the Audit Committee deems it necessary in fulfilling its objectives, it meets in executive session (excluding the Chief Executive Officer, members of management and all other directors that are not committee members).

Compensation Committee

The Compensation Committee reviews overall compensation and employee benefit policies and practices; reviews and recommends to the Board the adoption of, or amendments to, stock option, stock-based incentive, performance incentive plans or stock purchase plans; approves any grants or awards under any long-term incentive program; and prepares an annual report on our executive compensation policies and practices as required by SEC Rules. See the “Compensation Discussion and Analysis” section for a description of the role of executive officers in determining or recommending the amount or form of executive and director compensation. With regard to issues within its authority, the Compensation Committee has the sole authority to select, retain and terminate legal counsel, accountants, consultants, financial experts and advisors, including, without limitation, a compensation consultant to assist in the evaluation of director and executive officer compensation, and has the sole authority to approve the consultant’s fees and other retention terms. Annually, the Compensation Committee retains Pearl Meyer & Partners (“PM&P”), an independent executive compensation consultant, to review the Compensation Discussion & Analysis contained in the Proxy Statement and as needed to assist with certain compensation arrangement matters for the NEOs.

To the extent the Compensation Committee deems it necessary in fulfilling its objectives, it meets in executive session (excluding the Chief Executive Officer, members of management and all other directors that are not committee members).

Each member of the Compensation Committee is independent within the meaning of NASDAQ Rules and SEC Rules. The Compensation Committee’s responsibilities are more fully set forth in its written charter.

Corporate Governance Committee

The purposes of the Corporate Governance Committee are to: (i) encourage and enhance communication among independent directors; (ii) provide a forum for independent directors to meet separately from management; (iii) provide leadership and oversight related to ethical standards and (iv) provide a channel for communication with the CEO. Each member of the Corporate Governance Committee is independent within the meaning of NASDAQ Rules and SEC Rules, and each member of the Board who is independent within the meaning of these rules serves on the Corporate Governance Committee. This committee is designed to fulfill the requirements of NASDAQ Rule 5605(b)(2) (i.e., through the meetings of this committee, our “independent” directors (as determined under the NASDAQ Rules) meet at least once annually in executive session without any of our management present). The Corporate Governance Committee meets on a quarterly basis. The Chair of the Corporate Governance Committee serves as the lead independent director.

Nomination Committee

The Nomination Committee makes recommendations to the Board regarding the size and composition of the Board. The Nomination Committee also establishes procedures for the nomination process, recommends candidates for election to our Board and nominates officers for election by the Board. To the extent the Nomination Committee deems it necessary in fulfilling its objectives, it meets in executive session (excluding the Chief Executive Officer, members of management and all other directors that are not committee members).

As set forth in the general guidelines established pursuant to its charter, the Nomination Committee strives to identify directors who will: (a) bring to the Board a variety of experience and backgrounds; (b) bring substantial senior management experience, financial expertise and such other skills that would enhance the Board’s effectiveness; and (c) represent the balanced, best interests of our shareholders as a whole and the interests of our stakeholders, as appropriate, rather than special interest groups or constituencies. In selecting nominees, the Nomination Committee assesses independence, character and integrity, potential conflicts of interest, experience, and the willingness to devote sufficient time to carrying out the responsibilities of a director. The Nomination Committee has the authority to retain a search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms. The Nomination Committee has not established “minimum qualifications” for director nominees because it is the view of the Nomination Committee that the establishment of rigid “minimum qualifications” might preclude the consideration of otherwise desirable candidates for election to the Board.

The Nomination Committee will consider nominees for the Board that are proposed by our shareholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by shareholders. Any shareholder who wishes to recommend a prospective nominee for the Board, for the Nomination Committee’s consideration, may do so by giving the candidate’s name and qualifications in writing to Joseph J. Liberatore, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605.

Each member of the Nomination Committee is independent within the meaning of the NASDAQ Rules and SEC Rules. The Nomination Committee’s responsibilities are more fully set forth in its written charter.

Executive Committee

The Executive Committee has the authority to act in place of the Board on all matters which would otherwise come before the Board, except for such matters which are required by law or by our Articles of Incorporation or Bylaws to be acted upon exclusively by the Board.

Directors’ Compensation

The following table shows the annual compensation of our directors, except Mr. Dunkel, for the fiscal year ended December 31, 2011, which consisted of the following components:

Name (a)	Year (b)	Fees Earned or Paid In Cash (1) (c)	Stock Awards (2) (d)	All Other Compensation (e)		Total (f)
John N. Allred	2011	$48,000	$68,900	$0		$116,900
W.R. Carey, Jr.	2011	$68,000	$68,900	$0		$136,900
Richard M. Cocchiaro	2011	—	—	$402,790	(3)	$402,790
Mark F. Furlong	2011	$71,000	$68,900	$0		$139,900
Patrick D. Moneymaker	2011	$28,000	$68,900	$31,360	(4)	$128,260
Elaine D. Rosen	2011	$63,000	$68,900	$0		$131,900
Ralph E. Struzziero	2011	$61,000	$68,900	$0		$129,900
Howard W. Sutter	2011	—	—	$878,958	(5)	$878,958
A. Gordon Tunstall	2011	$36,000	$68,900	$0		$104,900

(1)	Fees earned or paid in cash consist of an annual retainer for each Board member of $20,000 and meeting fees for each board or committee meeting attended of $2,000. Fees earned or paid in cash also include annual retainers for each committee chairperson, as follows: $15,000 paid to Mark F. Furlong for his service as Audit Committee Chair, $15,000 paid to Elaine D. Rosen for her service as Compensation Committee Chair, $10,000 paid to W.R. Carey, Jr. for his service as Nominating Committee Chair and $15,000 paid to Ralph E. Struzziero for his service as Corporate Governance Committee Chair. Messrs. Cocchiaro and Sutter are not compensated for their service on the Executive Committee of the Board, which did not meet during 2011.
(2)	During the year ended December 31, 2011, Kforce granted 5,000 shares of restricted stock (“RS”) as a long-term incentive to each member of the Board except for Messrs. Cocchiaro and Sutter. The closing stock price on the date of grant was $13.78. The amounts in this column represent the aggregate grant date fair value. As described more fully in the “Compensation Discussion and Analysis” section, the Board exercised its discretionary authority on March 30, 2012 and approved the acceleration, effective March 31, 2012, of all outstanding and unvested RS, performance-accelerated restricted stock (“PARS”) and alternative long-term incentives (“ALTI”) in connection with the disposition of Kforce Clinical Research, Inc. (“KCR”).
(3)	Mr. Cocchiaro is employed by us and his compensation in 2011 consisted of the following items: $159,650 in base salary, $35,000 in bonus, $3,260 in matching contributions made by Kforce for 2011 attributable to defined contribution plans and $204,880 of aggregate change in the accumulated benefit obligation for the Supplemental Executive Retirement Health Plan (“SERHP”) using the same measurement dates used for financial reporting purposes with respect to Kforce’s consolidated financial statements for fiscal 2011. Mr. Cocchiaro is not compensated for his service on the Board.
(4)	In addition to being a director of Kforce Inc., Mr. Moneymaker is a director of KGS, a wholly-owned subsidiary of Kforce Inc., and provides limited consulting services for KGS. His 2011 compensation for being a director of and providing consulting services to KGS was $26,500 and $4,860, respectively.
(5)	Mr. Sutter is employed by us and his compensation in 2011 consisted of the following items: $215,000 in base salary, $28,232 in bonus, $153,731 of aggregate grant date fair value of stock awards granted during 2011, $7,773 in matching contributions made by Kforce in 2011 attributable to defined contribution plans and $474,222 of aggregate change in the accumulated benefit obligation for the SERHP using the same measurement dates used for financial reporting purposes with respect to Kforce’s consolidated financial statements for fiscal 2011. The stock awards granted during 2011 include 9,391 shares of PARS granted on January 3, 2011 having a closing stock price on the date of grant of $16.37. These PARS had a three year vesting period, which was to be accelerated if the price of Kforce’s Common Stock exceeds the stock price at the date of grant by 40% for a period of 10 trading days which need not be consecutive. These shares were subject to forfeiture, however, based on the level of attainment of the 2011 performance measures which were established and certified by the Compensation Committee. On February 3, 2012, the Compensation Committee certified 2011 results and Mr. Sutter forfeited 7,494 shares, or $122,677 of grant date fair value using a $16.37 stock price. Mr. Sutter is not compensated for his service on the Board.

The following table shows the aggregate number of stock awards and options to purchase Kforce stock held by our non-employee directors at December 31, 2011:

Name	Aggregate Number of Stock Awards Held (1)(2)	Aggregate Number of Unexercised Options Held (2)
John N. Allred	7,500	20,000
W.R. Carey, Jr.	7,500	24,464
Mark F. Furlong	7,500	20,000
Patrick D. Moneymaker	7,500	10,000
Elaine D. Rosen	7,500	25,000
Ralph E. Struzziero	7,500	24,464
A. Gordon Tunstall	7,500	7,768

(1)	As described more fully in the “Compensation Discussion and Analysis” section, the Board exercised its discretionary authority on March 30, 2012 and approved the acceleration, effective March 31, 2012, of all outstanding and unvested RS, PARS and ALTI in connection with the disposition of KCR. Thus, as of March 31, 2012, the non-employee directors held no stock awards.
(2)	The beneficial ownership of common shares as of the Record Date for each of our directors is presented below under the heading of “Beneficial Ownership of Common Stock.”

TRANSACTIONS WITH RELATED PERSONS

During 2011, Kforce made payments to a third party, ExecuJet, related to the leasing of aircraft for business-related travel services for certain of our executives in the amount of $200,808. These payments covered customary charges such as flight and fuel charges, and landing fees. An aircraft leased from ExecuJet is partially owned by an entity under the control of our Chairman and Chief Executive Officer, David Dunkel. When the aircraft is not being used by Kforce for business travel or Mr. Dunkel for personal use, ExecuJet has the ability to utilize the aircraft in its chartering operations. Kforce did not pay for Mr. Dunkel’s, or any of its other officers’ or directors’, personal use of the aircraft. The original term of the agreement between ExecuJet and Kforce was for a period of 12 months from its effective date of September 25, 2007 and has been renewed for additional 12-month periods. Pursuant to the agreement with ExecuJet, Kforce receives the maximum discount allowable under applicable Federal Aviation Administration regulations for each hour of flight time, which Kforce believes is at below-market rates for the charter of similar aircraft.

During 2011, four of Mr. Ettore’s relatives were employed by Kforce in various non-executive positions. Total aggregate remuneration paid to these individuals in 2011 was approximately $135,000.

During 2011, Mr. Struzziero’s son was employed by a wholly-owned subsidiary of Kforce in a non-executive business development role. Total remuneration paid to Mr. Struzziero’s son was approximately $148,000.

Review, Approval or Ratification of Transactions with Related Persons

The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that decisions are based on considerations other than the best interests of Kforce and its shareholders. As a result, the Board prefers to avoid related party transactions. However, the Board also recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of Kforce and its shareholders. As a result, the Board has placed responsibility to review related party transactions with the Audit Committee, as indicated in the Audit Committee’s charter. The Audit Committee has the authority to approve all related party transactions that Kforce would be required to disclose in accordance with Item 404 of Regulation S-K. This review and approval takes into account whether the transaction is on terms that are consistent with the best interests of Kforce and its shareholders. While the Board does not currently have a written policy in which the Board evidences its policies and procedures regarding the review, approval or ratification of transactions with related persons, it is confident that the Audit Committee adequately reviews and approves, ratifies or denies all related party transactions that it believes to be significant, and all potential related party transactions that it believes to be significant, that could possibly be required to be disclosed in accordance with Item 404 of Regulation S-K.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Our consolidated financial statements for the year ended December 31, 2011, have been audited by Deloitte & Touche LLP, independent auditors. The Audit Committee of the Board has selected Deloitte & Touche LLP, subject to ratification by shareholders, to audit our consolidated financial statements for the fiscal year ending December 31, 2012, to provide review services for each of the quarters in the year then ended, and to perform other appropriate services.

Deloitte & Touche LLP has audited Kforce’s financial statements since the fiscal year ended December 31, 2000. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting in order to respond to appropriate questions and to make any other statement deemed appropriate.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP TO SERVE AS KFORCE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

Independent Registered Public Accountants—Fee Information

Audit Fees

Fees for audit services totaled $958,408 in 2011 and $865,500 in 2010, including fees associated with the annual audit and the review of our financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees

Fees for audit-related services totaled $21,000 in 2011 and $80,700 in 2010. Audit-related services principally include assurance and related services by the independent auditors that are reasonably related to the performance of the audit or review of our financial statements, or other filings that are not captured under “Audit Fees” above. These services included financial statement audits of our employee benefit plans; consultations as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, and other regulatory or standard-setting bodies; internal control reviews, including consultation, under Section 404 of the Sarbanes-Oxley Act of 2002; due diligence services and audits and accounting consultations related to acquisitions.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, to Deloitte & Touche LLP totaled $4,041 in 2011 and $22,282 in 2010.

All Other Fees

No fees for all other services not described were incurred during 2011 or 2010.

The Audit Committee considered whether Deloitte & Touche LLP’s provision of the above non-audit services is compatible with maintaining such firm’s independence and satisfied itself as to Deloitte & Touche LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors in order to ensure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific limit above which separate pre-approval is required. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.

During the fiscal year ended December 31, 2011, 100% of audit-related services were pre-approved by the Audit Committee in accordance with this policy.

AUDIT COMMITTEE REPORT

Kforce Inc.’s Audit Committee is composed of three directors, all of whom the Board has determined to be independent within the meaning of the NASDAQ Rules and SEC Rules. The Audit Committee assists the Board in general oversight of Kforce Inc.’s financial accounting and reporting process, system of internal control and audit process.

Kforce Inc.’s management has primary responsibility for Kforce Inc.’s consolidated financial statements and for maintaining effective internal control over financial reporting. Kforce Inc.’s independent auditors, Deloitte & Touche LLP, are responsible for expressing an opinion on Kforce Inc.’s consolidated financial statements as to whether they present fairly, in all material respects, Kforce Inc.’s financial position, results of operations and cash flows, in conformity with accounting principles generally accepted in the United States of America and an opinion on the effectiveness of Kforce’s internal control over financial reporting based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. This opinion is based on their audits.

In this context, the Audit Committee reports as follows:

1. The Audit Committee has reviewed and discussed the audited consolidated financial statements with Kforce Inc.’s management;

2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence; and

4. Based on the review and discussion referred to in the above paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in Kforce Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC. The Audit Committee has also selected Deloitte & Touche LLP, subject to ratification by shareholders, to audit our consolidated financial statements for the year ending December 31, 2012, and to provide review services for each of the quarters in the year ending December 31, 2012.

Submitted by the Audit Committee

Mark F. Furlong (Chairman)

John N. Allred

W.R. Carey, Jr.

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

BENEFICIAL OWNERSHIP OF COMMON SHARES

Directors and Named Executive Officers

The following table shows the amount of Kforce common shares beneficially owned as of the Record Date by: (a) our NEOs; (b) our directors and (c) all of our directors and executive officers as a group.

	Shares of Kforce Common Shares Beneficially Owned
Name of Individual or Identity of Group	Number (1)(2)	Percent of Class
John N. Allred	45,002	*
W.R. Carey, Jr.	49,464	*
Richard M. Cocchiaro	2,276,878	6.18%
David L. Dunkel	2,144,346	5.82%
Michael L. Ettore	155,159	*
Mark F. Furlong	52,100	*
Joseph J. Liberatore	421,826	1.14%
Randal Marmon	145,254	*
Patrick D. Moneymaker	25,000	*
Elaine D. Rosen	41,000	*
William L. Sanders (3)	606,051	1.64%
Ralph E. Struzziero	83,390	*
Howard W. Sutter	1,855,907	5.03%
A. Gordon Tunstall	17,768	*
All directors and executive officers as a group (17 persons)	8,029,328	21.69%

*	Less than 1% of the outstanding common shares
(1)	Includes the number of shares subject to purchase pursuant to currently exercisable options, as follows: Mr. Allred, 20,000; Mr. Carey, 24,464; Mr. Furlong, 20,000; Mr. Moneymaker, 10,000; Ms. Rosen, 25,000; Mr. Struzziero, 24,464; Mr. Sutter, 40,000; and Mr. Tunstall, 7,768.
(2)	Includes 19,000 shares as to which beneficial ownership is disclaimed by Mr. Cocchiaro (shares held by spouse). Also includes 2,768,654 shares as to which voting and/or investment power is shared or controlled by another person and as to which beneficial ownership is not disclaimed, as follows: Mr. Cocchiaro, 34,845 (shares held by mother), 4,575 (shares held by sons), 55,463 (shares held by Cocchiaro Family Foundation), 493,645 (shares held by the David L. Dunkel Irrevocable Children’s Trust of which Mr. Cocchiaro is the sole trustee) and 10,589 (shares held by the David L. Dunkel 2003 Relatives’ Trust of which Mr. Cocchiaro is the sole trustee); Mr. Dunkel, 300,000 (shares held by the David L. Dunkel 2011 Irrevocable Trust over which Mr. Dunkel has shared dispositive power); Mr. Sanders, 172,058 (shares held by Karen M. Sanders Trust); Mr. Struzziero, 1,987 (shares held by spouse); and Mr. Sutter, 5,000 (shares held by spouse), 1,541,316 (shares held by Sutter Investments Ltd. of which H.S. Investments, Inc. is the sole general partner) and 149,176 (shares held by the Dunkel Family Receptacle Trust of which Mr. Sutter is the sole trustee).
(3)	Some of Mr. Sanders’ shares are held in a brokerage account that contains standard margin account language that can be triggered any time if he buys securities on margin. As a result of that arrangement, those shares may be deemed to be pledged.

Owners of More Than 5%

The following table shows the number of common shares held by persons known to Kforce, in addition to Messrs. Dunkel, Cocchiaro and Sutter (whose business address is c/o Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605), to beneficially own more than 5% of our outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Fidelity Management & Research Company (1) 82 Devonshire Street Boston, Massachusetts 02109	4,519,800	12.27%

T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street Baltimore, Maryland 21202	3,389,608	9.20%

BlackRock, Inc. (3) 40 East 52nd Street New York, New York 10022	2,736,497	7.43%

Artisan Partners Limited Partnership (4) 875 East Wisconsin Avenue, Suite 800 Milwaukee, Wisconsin 53202	2,437,600	6.62%

(1)	Based on Amendment No. 1 to Schedule 13G dated February 13, 2012, in which Fidelity Management and Research Company reported that, as of December 31, 2011, it had sole voting power over 202,950 of the shares and sole dispositive power over all 4,519,800 shares.
(2)	Based on Amendment No. 3 to Schedule 13G dated February 14, 2012 in which T. Rowe Price Associates, Inc. reported that, as of December 31, 2011, it had sole voting power over 449,600 of the shares and sole dispositive power over all 3,389,608 shares.
(3)	Based on Amendment No. 2 to Schedule 13G dated January 20, 2012 in which BlackRock, Inc. reported that, as of December 31, 2011, it had sole voting and dispositive power over all 2,736,497 shares.
(4)	Based on Schedule 13G dated February 7, 2012, in which Artisan Partners Limited Partnership reported that, as of December 31, 2011, it had shared voting power over 2,330,900 shares and shared dispositive power over 2,437,600 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Kforce directors, executive officers and persons holding more than 10 percent of our Common Stock to file reports of ownership and changes in ownership of the Common Stock with the SEC. The directors, officers and 10 percent shareholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports that they file. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due.

Based solely on our review of copies of the reports received by us and written representations from certain reporting persons, we believe that all directors, executive officers and persons holding more than 10 percent of our Common Stock were in compliance with their filing requirements for all transactions that occurred during our most recent fiscal year except that Mr. Sutter had two Form 4 filings (related to two transactions) filed late by Kforce.

EXECUTIVE OFFICERS

Michael R. Blackman, 57, has served as Kforce’s Chief Corporate Development Officer since December 2009. Prior to his appointment as Chief Corporate Development Officer, Mr. Blackman served as Senior Vice President of Investor Relations from 1999 to 2009 and Director of Selection and Senior Consultant in the healthcare services specialty.

David L. Dunkel, 58, has served as Kforce’s Chairman, Chief Executive Officer and a director since its formation in 1994. Prior to August 1994, he served as President and Chief Executive Officer of Romac-FMA, one of Kforce’s predecessors, for 14 years.

Michael Ettore, 55, has served as Kforce’s Senior Vice President and Chief Services Officer since October 2004. Mr. Ettore joined Kforce in 1999 and has served as the Vice President, Leadership Development and Vice President, Operations. Prior to joining Kforce, Mr. Ettore served in the United States Marine Corps as an Infantry Officer, retiring in 1998, after 24 years of service.

Jeffrey B. Hackman, 33, has served as Kforce’s Chief Accounting Officer and Principal Accounting Officer since February 2009. Prior to his appointment as Chief Accounting Officer, Mr. Hackman served as the SEC Reporting Director from October 2007 to February 2009. Prior to joining Kforce, Mr. Hackman was employed by Grant Thornton LLP as an audit senior manager beginning in September 2002.

David M. Kelly, 46, has served as Kforce’s Senior Vice President, Finance and Accounting since February 2009 and Corporate Assistant Secretary since October 2010. Mr. Kelly joined Kforce in 2000 and has served as Vice President, Finance from January 2005 to February 2009, Chief Accounting Officer from November 2000 to January 2005 and Group Financial Officer from January 2000 to November 2000. Prior to joining Kforce, Mr. Kelly served in various roles with different companies that included treasury director, vice president, and controller.

Joseph J. Liberatore, 49, has served as Kforce’s Executive Vice President and Chief Financial Officer since July 2008, Senior Vice President and Chief Financial Officer since October 2004 and Corporate Secretary since February 2007. Prior to his appointment as Chief Financial Officer, Mr. Liberatore had served as Senior Vice President from 2000 to July 2008, Chief Talent Officer from 2001 to 2004 and Chief Sales Officer from September 2000 to August 2001. Mr. Liberatore has served in various roles in Kforce since 1988.

Randal Marmon, 49, has been Chief Customer Development Officer of Kforce since January 2009. Prior to his appointment as Chief Customer Development Officer, Mr. Marmon served as President for the East Region of Kforce from 2004 to 2009. Mr. Marmon has served in various roles at Kforce since he joined Romac International, one of Kforce’s predecessors, in 1992, including serving as Vice President for Major/National Accounts, Vice President for Strategic Business Relationships, Vice President for Business Development, Market Director and as a staffing consultant.

William L. Sanders, 65, has served as Kforce’s President since October 2004. Mr. Sanders also served as Kforce’s Corporate Secretary from April 1999 to February 2007. Prior to his appointment as President, Mr. Sanders served as Kforce’s Chief Operating Officer from 2002 to 2007 and Senior Vice President from 1999 to 2002. From April 1999 to September 2003, Mr. Sanders also served as Kforce’s Chief Financial Officer. Mr. Sanders’ prior experience also includes serving as a partner with Deloitte & Touche LLP.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Background

For purposes of this discussion, Kforce’s NEOs are: David L. Dunkel, William L. Sanders, Joseph J. Liberatore, Michael Ettore and Randal Marmon.

The Compensation Committee (the “Committee”) is responsible for setting Kforce’s compensation principles to guide the design of its executive compensation program. The Committee is also responsible for determining the annual compensation of the CEO and the other executive officers, including the other NEOs. The Committee has historically engaged the services of an independent compensation consultant, PM&P, to benchmark Kforce’s overall executive compensation program for its NEOs in the development of its three-year NEO compensation plan, which was last performed in 2009 for the 2010 to 2012 performance period. On an annual basis, compensation paid under the three-year NEO compensation plan is reviewed for compliance with the plan and to analyze our executive compensation in relation to the competitive market for similar executive officers within Kforce’s industry peer group using publicly available market data. Specifically, management compared the base salaries as well as the annual and long-term incentive compensation levels for Kforce’s CEO and other NEOs to similar executive talent within Kforce’s industry peer group. Additionally, this assessment analyzed the ongoing competitiveness and effectiveness of Kforce’s executive compensation program in achieving the desired goals and objectives summarized in this Compensation Discussion and Analysis (“CD&A” or “Compensation Discussion and Analysis”). The Committee anticipates engaging an independent compensation consultant during 2012 to review and analyze the succeeding three-year executive compensation program for competitiveness and effectiveness. The Committee retained PM&P in 2011 to review the 2011 proxy statement prior to it being filed with the SEC and to assist in certain executive compensation arrangement matters.

The Committee makes every effort to maintain its independence and objectivity. The Committee meets in executive session on a quarterly basis for discussions or decisions regarding executive compensation. While the Committee receives input from the CEO, President and the Chief Financial Officer and discusses compensation with them, the ultimate determination regarding the annual compensation of the CEO and other executive officers, including the NEOs, is solely at the Committee’s discretion. The Committee is committed to: (i) staying informed of current issues and emerging trends; (ii) ensuring Kforce’s executive compensation program remains aligned with best practices; and (iii) establishing and maintaining our pay-for-performance executive compensation program consistent with our shareholders’ interests while providing appropriate incentives to our executives.

Overview and Executive Summary

This CD&A provides information regarding the 2011 NEO compensation program and describes the overall objectives of our executive compensation program, each element of our executive compensation program, and the policies underlying our 2011 NEO compensation program, as approved by the Committee. The CD&A contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs we adopt may differ materially from currently planned programs as summarized in this discussion.

The Committee believes Kforce has an outstanding management team, which has produced strong financial results and shareholder returns in comparison to companies in its industry. The following are what the Committee believes to be the significant operational and financial achievements of Kforce and our management team over the last several years:

•

During the past five years, Kforce’s total shareholder return (“TSR”) increased 1.3%, ranking it 1st among the 2011 Industry Peer Group (as defined below), and Kforce had the only positive return during the five-year period ending December 31, 2011. The average TSR for the remaining members of the 2011 Industry Peer Group for the five-year period ending December 31, 2011 was a decrease of 47.2%.

•

Kforce ranked 5th and 4th in 2011 and 2010, respectively, compared to the 2011 Industry Peer Group and 2010 Industry Peer Group for the respective year in terms of TSR and the NEOs were granted long-term incentive awards of 1.98% and 2.22%, respectively, of our common shares outstanding.

•

Net service revenues increased 12.1% to $1.11 billion in 2011 from $990.8 million in 2010 and increased 8.9% in 2010 compared to 2009. Flex revenues increased 12.1% to $1.07 billion in 2011 from $951.4 million in 2010 and increased 7.9% in 2010 compared to 2009. Search revenues increased 13.1% to $44.5 million in 2011 from $39.4 million in 2010 and increased 38.6% in 2010 compared to 2009.

•	SG&A expenses as a percentage of revenues for the year ended December 31, 2011 decreased to 26.0% compared to 26.8% in 2010 and 27.6% in 2009.

•	Net income increased 31.6% to $27.2 million in 2011 from $20.6 million in 2010 and increased 80.7% in 2010 compared to 2009.

•	Diluted earnings per share increased 37.3% to $0.70 per share in 2011 from $0.51 per share in 2010 and increased 54.5% in 2010 compared to 2009.

•

After the 2011 compensation decisions and payments occurred; in March 2012, Kforce sold KCR for an aggregate purchase price of $50 million in cash, subject to certain adjustments. In addition to reducing the operating complexities of Kforce and allowing us to concentrate our resources on our core service offerings, this divestiture produced a pre-tax gain of approximately $37 million.

These financial and operational results were key factors in the decisions made by the Committee with regard to executive pay outcomes for the NEOs. Despite these operational and financial achievements, the Committee made several significant decisions to maintain compensation at levels that it believes to be reasonable, including:

•

Salaries were not increased for the NEOs during 2011 and the Committee does not intend on providing any increases for the NEOs for 2012. For the CEO, President and CFO, 2011 was the fourth consecutive year of no salary increases.

•

To further align the NEOs’ compensation with the interests of our shareholders, management recommended and the Committee approved an election by our NEOs to receive PARS in lieu of cash for the amount earned under the annual incentive compensation component of the 2011 NEO compensation plan.

•

Our NEOs recommended to the Committee, and the Committee approved, discretionary reductions in the NEOs’ annual incentive compensation of $1,760,550, or a reduction of approximately 36%. We note that this reduction does not appear in the Summary of Compensation Table as it occurred in 2012 through the forfeiture of PARS.

To further demonstrate the Committee’s competitive pay practices, the following chart illustrates Kforce’s and our 2011 Industry Peer Group’s (excluding Volt Information Sciences, Inc. due to the lack of available information) percentile rank of total direct compensation (“TDC”) (which includes all direct compensation, which we define as the amount of total compensation in the Summary Compensation Table less the amounts included in column (h) changes in pension value and nonqualified deferred compensation earnings and column (i) all other compensation) over a three-year period for each CEO against the percentile rank of TSR over a three-year period. TDC for each CEO of our 2011 Industry Peer Group is derived from the “Summary Compensation Table” from the latest Proxy Statement and covers 2008, 2009 and 2010 due to availability of information for 2011. TSR is based on stock price performance and is calculated over the same three-year period from December 31, 2007 to December 31, 2010 for comparability purposes.

In the chart above, Kforce has a CEO TDC percentile at the 88th percentile versus a 100th percentile ranking for TSR. We believe this chart serves to illustrate the orientation of our executive pay-for-performance compensation philosophies and guiding principles with TSRs.

Governance over Compensation

In early 2012, the Committee and the Board took several actions to improve governance over compensation, as a result of our regular process of reviewing best practices and developments in the executive compensation area.

Clawback Policy

In order to continually enhance the alignment of our corporate governance practices with the interests of our shareholders, the Board amended the Corporate Governance Guidelines in March 2012 to include a clawback policy. Accordingly, in the event of a restatement as a result of the material noncompliance with any financial reporting requirements under the federal securities laws, the Board will, if it determines appropriate in its sole discretion and to the extent permitted by governing law, recover from current executives any incentive-based compensation for performance periods beginning after March 30, 2012 which occur during the restatement period.

Minimum Executive Stock Ownership

To further align the interests between executives and shareholders, our Board has adopted revised formal ownership guidelines, which has increased the minimum number of shares required to be held. For its NEOs, the following minimum stock ownership guidelines are now required by position:

•	CEO—the lesser of five times base salary or 200,000 shares of Common Stock;

•	President—the lesser of three times base salary or 100,000 shares of Common Stock;

•	CFO—the lesser of three times base salary or 100,000 shares of Common Stock;

•	All other NEOs—the lesser of two times base salary or 50,000 shares of Common Stock; and

Additionally, the Board will now require all other members of its internal executive committee (a total of 12 members in addition to its 5 NEOs, or an aggregate of 17 members) to hold a minimum of 15,000 shares of Common Stock. As of the Record Date, all NEOs and other members of its executive committee were in compliance with the policy. The formal ownership guidelines are incorporated into the Corporate Governance Guidelines which is available on the Investor Relations section of our website at www.kforce.com.

Long-term Incentive Compensation Limitation

As part of the continuous review and comparison of NEO compensation to its Industry Peer Group, the Committee determined to add an additional limitation to that which already exists in the form of a cap based on common shares outstanding. We placed a maximum cap on the value of long-term incentives (both in the form of equity and alternative long-term incentives) that may be awarded based on 2012 performance. This cap was not in place during 2011. This will further limit total compensation to be earned by the CEO and, in the aggregate, all members of its internal executive committee, including the NEOs, related to the 2012 performance period. The maximum cap will take effect immediately and will limit the value of long-term incentives to 0.50% of the market capitalization of Kforce Inc. for the CEO. In the aggregate, all internal employees, including the NEOs, will be restricted to a total of 2.00% of the market capitalization of Kforce Inc. The market capitalization shall be computed using the average daily closing stock price in December of 2012 and the shares outstanding using the latest publicly disclosed number of shares outstanding prior to December 31, 2012.

Additionally, the Committee is scheduled to review and revise, if determined necessary, the structure and potential incentives under the performance-based incentive plans for the NEOs for the 2013 to 2015 performance periods during 2012. An independent compensation consultant will be engaged to assist in reviewing and restructuring the compensation arrangements for the next three-year period (2013 to 2015) in coordination with the Committee. Any changes made related to this review will be made on a prospective basis for the 2013 performance period and beyond. We believe the maximum cap related to the value of long-term incentives that may be granted for the 2012 performance period and any expected revisions to be made on a prospective basis for 2013 and beyond will assist in ensuring alignment of CEO and other NEO compensation with that of its Industry Peer Group.

Executive Compensation Philosophy and Guiding Principles

Kforce’s executive compensation philosophy is to attract, motivate and retain highly qualified executives who are able to maximize shareholder value. In seeking to carry out this philosophy and employ highly qualified executives, Kforce has embraced certain principles intended to guide compensation design and administrative decisions made by the Committee, the Board and management.

1—Compensation should be directly aligned with performance.

The Committee believes executive compensation levels should be commensurate with Kforce’s performance and shareholder returns. The Committee, however, also recognizes, and considers in determining compensation levels, that disparities may arise between Kforce’s performance and shareholder returns at certain times due to, among other factors, market and economic conditions. As a result, Kforce uses different performance measurements in its annual incentive and long-term incentive programs:

•

The annual incentive program uses a combination of earnings per share (“EPS”) and revenue metrics, which may be relative in nature, as performance measurements, in addition to evaluating individual performance and the achievement of individual Management Business Objectives (“MBOs”). The Committee and Kforce management believe the achievement of predetermined objectives related to these measures will result in profitable growth that will lead to increases in long-term shareholder value. For each measure of the annual incentive program, incentive awards can be at, above or below target levels based on actual compared to targeted results, with no payments made if performance does not meet a minimum threshold level. Each award for the CEO is subject to the negative discretion of the Committee and each award for the other NEOs is subject to similar discretion by the CEO and Committee depending upon final results and circumstances.

•

Long-term incentive awards are tied directly to stock price performance relative to our industry peer group. In addition, long-term incentive awards generally vest over three to six years, which the Committee believes further aligns compensation with our long-term performance and our shareholders’ interests. As described below in the “March 2012 Vesting Acceleration” portion of this CD&A, the Committee has exercised its discretion to accelerate the vesting of long-term incentive awards.

2—Pay opportunities and program design should be competitive with market practice.

The Committee believes Kforce’s compensation programs should provide superior cash and equity incentives for superior performance to attract, motivate and retain executive officers and to adequately compete with public and private companies. The Committee believes Kforce’s compensation program achieves this result. Attracting and retaining key management talent is critical to the success of a staffing firm in which people represent the true “assets” of such a company. Understanding competitive market pay levels is essential to hiring and retaining qualified executives able to drive our long-term profitable growth. The Committee further believes it also is important to be knowledgeable of best practices and how comparable organizations compensate their executives. The Committee has historically retained PM&P to assist in executive compensation arrangement matters.

The Committee also takes into account Kforce’s complex operating model, which we believe is unique within an industry populated by many single-service private firms owned by entrepreneurial individuals and firms financed by private-equity firms, which represent our most effective competition in many markets. Large financial rewards are frequently generated for owners of these private companies and knowledge gained from Kforce’s past acquisitions has led to a desire to take into account such philosophies of superior pay for superior performance in order for our executive compensation program to remain competitive with the programs of these private companies.

The Committee reviews compensation data from several independent sources to determine whether Kforce’s executive compensation program continues to be competitive. Kforce’s competitive market for executive talent is primarily staffing organizations; however, the Committee also reviews pay data for other comparably sized professional service organizations because Kforce generally requires skills from a more varied set of backgrounds. Total pay and performance levels for NEOs are targeted between the 50th percentile (median) and the 75th percentile of the industry average for similar executives when targeted performance goals are achieved, though payouts for superior performance may exceed these levels. The Committee believes targeting our executive compensation at or above the median is critical to the successful retention of our NEOs and provides a significant incentive to our NEOs to exceed targeted performance. In addition, as further discussed in the paragraph below, the Committee believes our executive compensation program is aligned with our shareholders’ interests by providing a high degree of variability based on measurable performance criteria.

3—Share ownership should be promoted.

The Committee believes Kforce’s executives should have a personal financial stake directly aligned with the interests of our shareholders. As a result, long-term equity incentives, including stock options, stock appreciation rights (“SARs”) and full-value awards such as PARS and RS, are included in Kforce’s executive compensation program. Executives can also increase their equity ownership levels by receiving stock in lieu of annual cash incentive compensation at the Committee’s discretion. In addition, all employees, including the NEOs, are eligible to purchase stock through the Kforce Inc. 2009 Employee Stock Purchase Plan.

During March 2012, the Committee adopted more stringent executive share ownership guidelines and also expanded these guidelines’ applicability to include all members of its internal executive committee (a total of 17 executives, including the 5 NEOs). The previous share ownership guidelines required each NEO to hold the number of shares equal to two times their base salary divided by the stock price on the later of the date of election or April 4, 2006. The share ownership guidelines require a minimum level of share ownership, as follows:

•	For the Chief Executive Officer, the lesser of five times (5x) base salary or two hundred thousand (200,000) shares;

•	For the President and the Chief Financial Officer, the lesser of three times (3x) base salary or one hundred thousand (100,000) shares;

•	For the other NEOs, the lesser of two times (2x) base salary or fifty thousand (50,000) shares; and

•	For the other members of its internal executive committee (12 executives), fifteen thousand (15,000) shares.

As of the Record Date, all of our NEOs and other members of our internal executive committee were in compliance with this policy. The stock ownership policy is incorporated into the Corporate Governance Guidelines which is available on the Investor Relations section of our website at www.kforce.com.

4—Kforce considers the tax deductibility of executive compensation as appropriate.

Kforce considers the possible tax consequences in the design of its executive compensation programs. However, tax consequences, including tax deductibility, are subject to many factors (such as changes in the tax laws and regulations, the interpretations of such laws and regulations, and the nature and timing of various decisions by executives regarding stock options and other rights) beyond Kforce’s control. In addition, Kforce believes it is important to retain maximum flexibility in designing compensation programs to meet its stated objectives. While Kforce considers tax deductibility as one of the factors in designing compensation programs, for all of the above reasons, Kforce does not limit compensation to those levels or types of compensation that will be deductible. Kforce will consider alternative forms of compensation, consistent with its compensation goals that preserve deductibility.

We have structured the 2006 Stock Incentive Plan, and its subsequent amendments, so that gains from the exercise of stock options and SARs will be fully deductible to Kforce for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, to the extent they are performance-based, certain other forms of compensation may be deductible. Kforce reserves the right to grant compensation that would not ordinarily be deductible, including salary, discretionary incentives, time-based restricted stock and executive perquisites to the extent deemed to be in the shareholders’ interests even if such compensation may result in less than full tax deductibility to Kforce.

Kforce Stock Price Performance Graph and Benchmarking

The following graph is a comparison of the cumulative total returns for Kforce’s Common Stock as compared with the cumulative total return for the 2011 Industry Peer Group and the NASDAQ Stock Market Index. Kforce’s cumulative return was computed by dividing the difference between the price of Kforce’s Common Stock at the end of each year and the beginning of the measurement period (December 31, 2006 to December 31, 2011) by the price of Kforce’s Common Stock at the beginning of the measurement period. The cumulative total returns for the NASDAQ, the 2011 Industry Peer Group include dividends in the calculation of total return and are based on an assumed $100 investment on December 31, 2006, with all returns weighted based on market capitalization at the end of each discrete measurement period. The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of Kforce’s Common Stock. For purposes of the TSR graph below, Kforce has been excluded from the 2011 Industry Peer Group. During the past five years, Kforce’s TSR increased 1.3%, ranking it 1st among the 2011 Industry Peer Group and Kforce had the only positive return in the 2011 Industry Peer Group during the five-year period ending December 31, 2011.

The industry peer group is one of the building blocks of the executive compensation program as it provides the Committee with fact-based data and insight into external compensation practices. The industry peer group provides information about pay levels, pay practices and performance comparisons. The primary criterion for peer group selection includes peer company customers, revenue footprint, geographical presence, talent, capital, size, complexity of operating model and annual revenues.

2011 Industry Peer Group:

CDI Corporation	On Assignment, Inc.
CIBER, Inc.	Robert Half International Inc.
AMN Healthcare Services, Inc.	Resources Connection, Inc.
Kelly Services, Inc.	Volt Information Sciences Inc.
SFN Group, Inc.

There was no change in the industry peer group between 2010 and 2011. For purposes of calculating the 2011 Industry Peer Group TSR for 2011 and the NEO annual incentive bonuses, SFN Group, Inc. (“SFN”) was removed as it was acquired during September 2011 by Ranstad Holding nv.

	2006	2007	2008	2009	2010	2011
Kforce Inc.	100.0	80.1	63.1	102.7	132.9	101.3
2011 Industry Peer Group	100.0	70.9	50.5	63.1	73.2	64.1
NASDAQ Stock Market (Composite)	100.0	109.8	65.3	93.9	109.8	107.9

Consideration of Last Year’s “Say-On-Pay” Vote

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we provided our shareholders with the opportunity to vote at our June 2011 annual meeting to approve, on a nonbinding, advisory basis, the compensation of our fiscal year 2010 NEOs. The final vote count resulted in approximately 85% of our shareholders voting (excluding broker non-votes) to approve this compensation.

When we developed our 2011 compensation policies in January 2011, last year’s “say-on-pay” vote had not yet occurred. As a result, while we consider shareholder views when we determine our compensation policies and decisions, we could not consider the results of the June 2011 vote in determining our January 2011 executive compensation decisions and policies. We did, however, consider the results of the June 2011 vote in determining our January 2012 executive compensation decisions and policies. Because of, among other things (including, but not limited to, currently applicable regulatory requirements, market considerations, and company and individual performance), the favorable June 2011 “say-on-pay” vote, we continued many of our January 2010 and 2011 executive compensation policies in January 2012.

The Committee continually evaluates the appropriateness of its compensation practices and it values our shareholders’ input. If we receive a negative “say-on-pay” vote, the Committee will take into account the feedback received from our shareholders in designing future compensation plans. The Committee believes that it has taken many proactive measures (described in the “Governance over Compensation” section above) to address or alleviate any potential concerns pertaining to this year’s “say-on-pay” vote and will continue to take into account the feedback received from our shareholders in designing future compensation plans.

Compensation Components

Below is a description of Kforce’s targeted overall compensation for its NEOs, as well as a description of how Kforce determines the components that make up total targeted compensation.

Targeted Overall Compensation

Kforce targets overall cash compensation for its NEOs between the 50th percentile and the 75th percentile of the industry averages for similar executives based on the attainment of targeted goals, though payouts for superior performance may exceed these levels. The information regarding industry averages was derived from management’s 2011 annual assessment, as discussed above, of the competitive market for similar executive officers. If goals are not reached, or if they are exceeded, total compensation is adjusted accordingly. All percentile targets referred to below in the specific Kforce pay programs are based on this combination of data. As shown below, the Committee believes the performance-based compensation metrics that determine the “at risk,” or performance-based, portion of the overall compensation plans are appropriate and aligned with the interests of our shareholders and are an integral part of Kforce’s business strategies.

The charts below provide fixed compensation (which we consider salary) and performance-based compensation (which we consider the PARS, RS and annual incentive elements of our compensation program) as a percentage of TDC for the CEO and the other NEOs (in the aggregate) for 2011. Grants of PARS and RS are made pursuant to the achievement of pre-established performance criteria, thus, the reason for their inclusion as performance-based compensation. For purposes of the charts below, we have used TDC, which excludes the change in pension and nonqualified deferred compensation earnings column (h) and the all other compensation column (i) within the Summary Compensation Table as the figures are neither fixed (they will vary up and down over time) nor performance-based (changes are driven by factors other than performance).

During each of the last three years, performance-based compensation for the CEO accounted for approximately 87% of TDC while performance-based compensation for the other NEOs ranged between 77% to 88% of TDC.

Base Salaries

NEOs’ salaries are targeted at the market median of competitive practices as compared with similar positions at comparable companies, consistent with Kforce’s compensation strategy, which includes the goal of minimizing fixed costs and maximizing the percentage of “at risk” performance-based pay for senior executives. Salary levels may be adjusted from these target levels to reflect past performance, expected future contributions, and the experience level of each executive.

The following table provides the salary growth rate for each NEO from 2006 to 2011.

Name (a)	Beginning Base Salary (1) (b)	2011 Base Salary (c)	Compounded Growth in Base Salary (d)
David Dunkel, CEO	$625,000	$750,000	3.7%
William Sanders, President	$540,000	$600,000	2.1%
Joseph Liberatore, Chief Financial Officer	$400,000	$450,000	2.4%
Michael Ettore, Chief Services Officer	$300,000	$350,000	3.1%
Randal Marmon, Chief Customer Development Officer	$300,000	$350,000	8.0%

(1)	The beginning base salary for each NEO except Mr. Marmon is that which was earned in 2006. For Mr. Marmon, the beginning base salary is that which was earned in 2009, which was the first year in which he was a NEO. The base salary in 2006 to 2007 includes an annual perquisite allowance of $50,000 for each NEO, which the NEO could have used in his discretion for reimbursement of healthcare costs, financial planning fees, automobile allowance and any other appropriate perquisite. During 2008, the $50,000 perquisite allowance was eliminated.

Consistent with Kforce’s strategy of performance-based pay and market-based fixed compensation, Kforce has kept 2012 base salaries at 2011 levels.

Annual Incentive Compensation

Annual incentive compensation is targeted at the market 67th percentile of competitive practices. Actual incentive compensation will be at, above, or below targeted levels, based on actual performance compared to targeted performance results. The Committee believes targeting annual incentive compensation above the market median promotes retention among the NEOs. Also, because payouts of annual incentive compensation at or above target require the achievement of challenging performance goals, we believe this form of compensation effectively motivates our NEOs to drive our operational performance without encouraging unreasonable risk. In addition, we believe the higher-than-median annual incentive targets motivate senior executives to meet performance goals pre-approved by the Committee and provide a higher level of total compensation to NEOs, while minimizing fixed salary costs.

We determine the annual incentive compensation for our NEOs by selecting, after the end of the year, the greater incentive as calculated under a financial targets plan (“Target Plan”) and relative revenue performance plan (“Revenue Performance Plan”). The Target Plan has two components: (i) an incentive based on the 2005 Annual Performance Bonus Plan, which was previously approved by Kforce shareholders and which is primarily based on achieving certain annual performance metrics (the “Incentive Bonus”) and (ii) an objectives-based bonus based on individual accomplishments and business unit performance (the “Individual Bonus”). More specifically, the Incentive Bonus is composed of amounts typically tied to EPS and annual revenues, and the Individual Bonus is composed of amounts tied to individual performance and the achievement of individual MBOs. The Committee believes the Target Plan drives internal performance factors we believe to be linked to the achievement of shareholder returns.

The Revenue Performance Plan has two components: (i) an incentive based on Kforce’s relative annual revenue performance as compared to its 2011 Industry Peer Group (“Relative Revenue Bonus”) and (ii) an Individual Bonus. The Committee believes that the Relative Revenue Bonus provides a method to measure Kforce’s relative financial performance as compared to the 2011 Industry Peer Group, which the Committee believes would drive more appreciative relative shareholder returns.

The total target 2011 annual incentive awards (including the greater incentive as calculated under either the Target Plan or the Revenue Performance Plan) were based on the following:

•	Messrs. Dunkel, Sanders and Liberatore had two alternative measurements:

•	Target Plan

•	40% was tied to EPS;
•	40% was tied to total annual revenues; and
•	20% was tied to individual performance and the achievement of individual MBOs.

•	Revenue Performance Plan

•	80% was tied to relative revenue performance; and
•	20% was tied to individual performance and the achievement of individual MBOs.

•	Mr. Ettore had two alternative measurements:

•	Target Plan

•	30% was tied to EPS;
•	20% was tied to total annual revenues; and
•	50% was tied to individual performance and the achievement of individual MBOs.

•	Revenue Performance Plan

•	50% was tied to relative revenue performance; and
•	50% was tied to individual performance and the achievement of individual MBOs.

•	Mr. Marmon had two alternative measurements:

•	Target Plan

•	20% was tied to EPS;
•	30% was tied to total annual revenues; and
•	50% was tied to individual performance and the achievement of individual MBOs.

•	Revenue Performance Plan

•	50% was tied to relative revenue performance; and
•	50% was tied to individual performance and the achievement of individual MBOs.

The total target 2011 annual incentive awards for Messrs. Dunkel, Sanders, Liberatore, Ettore and Marmon as a percentage of their respective 2011 base salaries (whether determined pursuant to the Target Plan or the Revenue Performance Plan) were 100%, 90%, 85%, 75% and 75%, respectively.

For the 2011 annual incentive awards, management recommended, and the Committee approved, that the NEOs and the other members of Kforce’s internal executive committee be able to elect to receive the 2011 annual incentive award payout in the form of (or any combination of): (i) cash (the traditional method); (ii) PARS; or (iii) an ALTI. Prior to 2011, all annual incentive awards were paid in cash. Management and the Committee believed that providing the option to elect payment of the annual incentive compensation in a form other than cash further aligned the NEOs’ compensation program with shareholders’ interests.

The NEOs were required to choose the form of payout of the 2011 annual incentive awards no later than December 31, 2010. Each of the PARS and ALTI had a three-year vesting commencing on January 3, 2011, subject to accelerated vesting based on Kforce’s stock price performance. If selected, PARS and ALTI were awarded (if elected by the recipient) at a premium of 110% and 115%, respectively, of what would otherwise have been earned in cash. The premium was included due to the deferred benefit to the recipient of the stock awards versus the traditional cash award, if earned. Messrs. Dunkel, Sanders, Liberatore and Ettore each elected to receive 100% of his 2011 annual incentive compensation in the form of PARS and Mr. Marmon elected to receive 100% of his Incentive Bonus in the form of PARS and 55% of his Individual Bonus in the form of PARS with the remaining portion (45%) of his Individual Bonus in cash.

The PARS were awarded on January 3, 2011 (at a stock price of $16.37) at 440% of target (includes premium for election of PARS) for the Incentive Bonus and 110% of target (includes premium for election of PARS) for the Individual Bonus, to represent the maximum achievable payout under the Target Plan (which was higher than the maximum achievable payout under the Revenue Performance Plan). These shares were subject to forfeiture, however, based on actual 2011 performance levels as certified by the Committee so that the end result would be that the value of the amount of shares earned would equal the amount of cash that would have otherwise been received as annual incentive compensation (using a stock price of $16.37). As discussed below, the forfeiture of certain of the PARS occurred on February 3, 2012, when the Committee certified the 2011 performance measures.

Name (a)	Type of Award (b)	# of Shares (c)	Total Value Granted (d)
David Dunkel, CEO	PARS	171,350	$2,805,000
William Sanders, President	PARS	123,372	$2,019,600
Joseph Liberatore, Chief Financial Officer	PARS	87,389	$1,430,550
Michael Ettore, Chief Services Officer	PARS	44,097	$721,875
Randal Marmon, Chief Customer Development Officer	PARS	40,129	$656,906

For the 2011 Target Plan, the following table provides the potential incentive payouts, expressed as a percentage of target incentives, relative to the achievement of both revenue and EPS (the payout percentage for performance results between different levels is equal to the payout percentage for the lower performance result (e.g., if our 2011 total annual revenues had been $1,093.0 million, the payout percentage allocable to the total revenue column would have been 250%)):

Total Revenue (in millions)	Payout % of Target	EPS	Payout % of Target
$1,050	50%	$0.70	50%
$1,055	75%	$0.71	78%
$1,060	100%	$0.72	106%
$1,065	125%	$0.73	133%
$1,070	150%	$0.74	161%
$1,075	175%	$0.75	189%
$1,080	200%	$0.76	217%
$1,085	225%	$0.77	244%
$1,090	250%	$0.78	272%
$1,095	263%	$0.79	300%
$1,100	275%	$0.80	308%
$1,105	288%	$0.81	315%
$1,110	300%	$0.82	323%
$1,115	313%	$0.83	331%
$1,120	325%	$0.84	338%
$1,125	338%	$0.85	346%
$1,130	350%	$0.86	354%
$1,135	363%	$0.87	362%
$1,140	375%	$0.88	369%
$1,145	388%	$0.89	377%
$1,150	400%	$0.90	385%
		$0.91	392%
		$0.92	400%

For the 2011 Revenue Performance Plan, the Relative Revenue Bonus had two potential incentive payouts: (i) 275% of the total targeted Relative Revenue Bonus payout, if Kforce’s relative revenue performance ranked in the top half of the 2011 Industry Peer Group (which is subject to the Committee’s negative discretion) or (ii) zero if Kforce’s relative revenue performance ranked in the bottom half of the 2011 Industry Peer Group.

For purposes of the calculation of the Incentive Bonus, we achieved EPS of $0.70 and our 2011 total annual revenues were $1,110.9 million. The incentive percentages of target under the Target Plan (if determined to be the greater incentive) were, thus, 300% for 2011 total annual revenues and 50% for 2011 EPS. Additionally, our 2011 relative revenue performance was in the top half of the 2011 Industry Peer Group, which would have resulted in an incentive percentage of 275%.

While the measurement under Relative Revenue Bonus would have produced higher 2011 annual incentive compensation, our NEOs unanimously decided at the end of 2011 to forgo measurement under the Relative Revenue Bonus as 2011 EPS results achieved during the year did not meet aspirational goals. The NEOs informed the Committee of their intentions and requested that their annual incentive compensation be reduced to levels achieved under the Target Plan in order to ensure an appropriate return to our shareholders through an increase to EPS. Because each of the NEOs was granted PARS on January 3, 2011 at 440% of target for the Incentive Bonus and 110% of target for the Individual Bonus (based on their elections), the NEOs forfeited more than half of the shares originally granted to reduce the overall amount earned under the Target Plan. The share value used to determine the number of forfeited shares was based on the stock price on the day of grant, or $16.37.

The following table provides a reconciliation of the shares granted to the shares earned by the NEOs under the Target Plan:

Name	# of PARS Granted	# of PARS Forfeited	# of PARS Earned and Retained	Grant Date Fair Value of PARS Earned	Discretionary Reduction to Incentive Bonus (1)
David Dunkel, CEO	171,350	(100,794)	70,556	$1,155,002	$660,000
William Sanders, President	123,372	(72,572)	50,800	$831,596	$475,200
Joseph Liberatore, Chief Financial Officer	87,389	(51,405)	35,984	$589,058	$336,600
Michael Ettore, Chief Services Officer	44,097	(30,868)	13,229	$216,559	$180,469
Randal Marmon, Chief Customer Development Officer	40,129	(22,490)	17,639	$288,750	$108,281

				$3,080,965	$1,760,550

(1)	The discretionary reduction represents the difference between the incentive earned under the Revenue Performance Plan and the incentive earned under the Target Plan, as shown above.

Based on the performance and the achievement of individual MBOs, no 2011 Individual Bonus was paid out for the NEOs.

The entire amount of the original PARS grant, before any forfeitures, is included in the Stock Awards column of the Summary Compensation Table for 2011. We believe that the inclusion of this entire grant date amount, before any forfeitures, although in compliance with applicable disclosure rules, results in the Total Compensation column (i) of the Summary Compensation Table being overstated for 2011.

Performance-Based Long-Term Incentives

Kforce grants performance-based long-term incentives (“LTI”) to its NEOs to help ensure the long-term success of Kforce, and to align executive and shareholder interests. The LTI is granted based on the achievement of pre-established performance goals approved by the Committee relating to the performance of Kforce’s Common Stock relative to our industry peer group in existence at the time of grant. LTIs are targeted above the market median of competitive practices as defined by reference to our industry peer group in existence at the time of grant. SARs, PARS and RS grants typically represent the primary form of LTIs for our NEOs. As approved by the Committee, the target LTI allocation for Messrs. Dunkel and Sanders includes a combination of SARs and PARS that, we believe, closely aligns the LTIs with increases in shareholder value. For Messrs. Liberatore, Ettore and Marmon, the target LTI allocation includes a combination of SARs, PARS and RS. The Committee believes the RS portion of these awards provides an enhanced retention vehicle for these executives. In order to limit potential shareholder dilution from our equity plans and better manage share reserves, equity grant run rates will vary with Kforce’s performance but will not exceed 4% of common shares outstanding as of a particular year-end.

LTIs are tied directly to the performance of Kforce’s Common Stock in relation to our industry peer group, up to a maximum of 4% of our common shares outstanding. During 2011 and 2010, the performance of Kforce’s Common Stock ranked 5th and 4th within our industry peer group (which, for purposes of determining the number of LTIs granted in January 2012, was the 2011 Industry Peer Group exclusive of SFN due to its acquisition), respectively, resulting in suggested equity grant pools of 2.67% and 3.00% of our common shares outstanding, respectively. The actual equity grants generally consist of a combination of SARs, PARS and RS and are allocated to each of the respective NEOs. After conversion to full value awards, the LTIs granted for 2011 and 2010 stock price performance were 1.98% and 2.22% of common shares outstanding, respectively.

As is described in the “Governance over Compensation” section above, the Committee has placed a maximum cap on the value of long-term incentives for the 2012 performance period to 0.50% of the market capitalization of Kforce Inc. for its CEO. In the aggregate, all internal employees, including the NEOs, would be restricted to a total of 2.00% of the market capitalization of Kforce Inc. for the 2012 performance period.

January 2011 Grants Based on 2010 Performance

During 2010, the performance of Kforce’s Common Stock ranked 4th within our 2010 Industry Peer Group, which resulted in a suggested equity grant pool of 3.00% of our common shares outstanding. The Committee authorized the grant at the 3.00% level based on this performance. Grants made for 2010 shareholder return performance against our 2010 Industry Peer Group were made on the first business day of 2011 and are shown as 2011 compensation in the Stock Awards column (e) of the Summary Compensation Table.

A key decision made by the Committee was to not grant SARs, and to grant only PARS to each NEO to more effectively utilize the remaining shares available for issuance under the 2006 Stock Incentive Plan and to provide an additional performance element associated with the grant. The terms of the PARS stated that it would cliff vest three years from the grant date, but vesting may be accelerated if the closing stock price of Kforce’s Common Stock exceeds the closing stock price at the date of grant by 40%, or $22.91, for a period of 10 trading days which need not be consecutive. The Committee believes that a three-year vesting period and 40% acceleration provision are appropriate and are aligned with competitive peer group pay practices.

The actual equity grants relating to 2010 performance made on January 3, 2011, at a price of $16.37 (which represented the closing price on that date), were as follows:

Name (a)	Type of Award (b)	# of Shares (c)	Grant Date Fair Value
David Dunkel, CEO	PARS	383,208	$6,273,115

William Sanders, President	PARS	210,369	$3,443,741

Joseph Liberatore, Chief Financial Officer	PARS	135,418	$2,216,793

Michael Ettore, Chief Services Officer	PARS	75,957	$1,243,416

Randal Marmon, Chief Customer Development Officer	PARS	75,957	$1,243,416

January 2012 Cash-Based ALTI Grants

During 2011, the performance of Kforce’s Common Stock ranked 5th within our 2011 Industry Peer Group, which resulted in a suggested equity grant pool of 2.67% of our common shares outstanding. Given the limited number of remaining shares available for issuance under the 2006 Stock Incentive Plan to fulfill the equity grant for the 2011 performance period, the Committee authorized and made an ALTI grant to each NEO, with an aggregate initial target total payout for all NEOs of $9,553,161. The initial target total value for each of the NEOs was as follows:

Name (a)	Type of Award (b)	Initial Target Total Value (c)
David Dunkel, CEO	ALTI	$4,155,763
William Sanders, President	ALTI	$2,281,380
Joseph Liberatore, Chief Financial Officer	ALTI	$1,468,564
Michael Ettore, Chief Services Officer	ALTI	$823,727
Randal Marmon, Chief Customer Development Officer	ALTI	$823,727

The aggregate initial target total value was based on the fair market value of the equity grant (based on a closing stock price of $12.76 on January 3, 2012) that would have been received by each NEO absent the limitation on the number of shares available for issuance. The ALTI grants made for the 2011 shareholder return performance against our 2011 Industry Peer Group were made on the first business day of 2012 and are not included in the Summary Compensation Table for 2011 in conformance with SEC Rules even though the grants are based on 2011 performance.

The ALTI payouts will be based on stock price ranking over three discrete annual periods in 2012, 2013 and 2014. The ultimate annual payout, as a percentage of target, is based on Kforce’s Common Stock ranking each year relative to its industry peer group for the respective year. If, however, Kforce’s Common Stock return is negative for any annual measurement period, its annual payout as a percentage of target will be decreased by one ranking. The ultimate annual payout is calculated based on the following schedule and will be adjusted, if necessary, for the number of members of the industry peer group for the respective year:

Stock Price Ranking	Annual Value as a Percentage of Target
1	125.0%
2	116.6%
3	108.3%
4	100.0%
5	87.5%
6	75.0%
7	62.5%
8	50.0%
9	0.0%

Additionally, if Kforce’s stock price exceeds the stock price at the date of grant ($12.76) by 150% (or a stock price of $19.14) for a period of 10 trading days which need not be consecutive, then all remaining unpaid annual payouts will become payable at 150% of target but would still be subject to vesting.

Earned Compensation for Corresponding Year of Performance Table

As noted in this CD&A, we believe that the Summary Compensation Table’s presentation with respect to the LTI award for all years presented and the 2011 annual incentive award does not accurately reflect the actual compensation received by the NEOs. We believe the misalignments between the disclosures in the Summary Compensation Table and earned compensation to which the performance relates are as follows:

•

On January 3, 2011, the 2011 annual incentive awards were granted in the form of PARS rather than in the traditional cash method. These PARS were granted at superior performance levels (400% of target for the Incentive Bonus and 100% of target for the Individual Bonus) with a premium of 110%, which were subject to forfeiture based on certain performance measures for 2011. In early 2012, more than half of the PARS originally granted in 2011 were forfeited based on the actual level of attainment of the 2011 performance measures certified by the Committee. Despite these large forfeitures, however, the gross grant date fair value of the PARS granted on January 3, 2011 is reflected within the Summary Compensation Table for 2011. As a result, we do not believe the value of the stock awards column (e) properly reflects the actual value earned for performance in 2011 because the forfeitures that occurred in 2012 are not permitted to be taken into account.

•

The LTIs that are awarded annually on the first business day of each fiscal year reflect relative TSR performance versus the Industry Peer Group for the immediate prior fiscal year. As a result, the value is reflected as compensation in the Summary of Compensation Table in the year of grant rather than in the year in which the performance relates.

As a result of the above, we have created the following Earned Compensation for Corresponding Year of Performance Table (“ECT”) that we believe corrects for these misalignments. We have also identified which incentives are included in each column of the table. For example, PARS granted for the performance under the annual incentive plan, which is nominally included in a column associated with long-term incentive grants, is included below in the “Annual Incentive” column. Additionally, we have included a column for total direct compensation to show the NEO’s direct compensation for a given year.

The ECT below shows a trend of declining NEO total direct compensation over the past three years. We believe the ECT provides a better illustration of the performance measures built into our executive compensation programs. As such, we believe the following ECT should be used by our shareholders in their evaluation and voting on Kforce’s executive compensation proposal (Proposal #3) within this Proxy Statement:

EARNED COMPENSATION FOR CORRESPONDING YEAR OF PERFORMANCE

For Fiscal Years Ended December 31, 2011, 2010 and 2009

	Earned Compensation for Corresponding Year of Performance					Financial and Shareholder Performance
Name and Principal Position	Year	Salary	Annual Incentive (1)	Long-term Incentive (2)	Total Direct Compensation (3)	Revenue (4)	EPS	Relative TSR Rank Vs. Peer Group	Market Capitalization (4)(5)
David Dunkel,	2011	$750,000	$1,155,002	$4,155,763	$6,060,765	$1,110,919	$0.70	5th	$467,578
CEO	2010	$750,000	$150,000	$6,273,115	$7,173,115	$990,807	$0.51	4th	$675,013
	2009	$750,000	$1,800,000	$6,319,010	$8,869,010	$910,136	$0.33	1st	$488,813

William Sanders,	2011	$600,000	$831,596	$2,281,380	$3,712,976	$1,110,919	$0.70	5th	$467,578
President	2010	$600,000	$108,000	$3,443,741	$4,151,741	$990,807	$0.51	4th	$675,013
	2009	$600,000	$1,296,000	$3,468,910	$5,364,910	$910,136	$0.33	1st	$488,813

Joseph Liberatore,	2011	$450,000	$589,058	$1,468,564	$2,507,622	$1,110,919	$0.70	5th	$467,578
Chief Financial Officer	2010	$450,000	$76,500	$2,216,793	$2,743,293	$990,807	$0.51	4th	$675,013
	2009	$450,000	$918,000	$2,233,029	$3,601,029	$910,136	$0.33	1st	$488,813

Michael Ettore,	2011	$350,000	$216,559	$823,727	$1,390,286	$1,110,919	$0.70	5th	$467,578
Chief Services Officer	2010	$335,000	$100,500	$1,243,416	$1,678,916	$990,807	$0.51	4th	$675,013
	2009	$335,000	$471,094	$1,252,526	$2,058,620	$910,136	$0.33	1st	$488,813

Randal Marmon,	2011	$350,000	$288,750	$823,727	$1,462,477	$1,110,919	$0.70	5th	$467,578
Chief Customer Development Officer	2010	$315,000	$100,000	$1,243,416	$1,658,416	$990,807	$0.51	4th	$675,013
	2009	$300,000	$421,875	$1,252,526	$1,974,401	$910,136	$0.33	1st	$488,813

(1)	Reflects the net value of annual incentive payments (made in PARS) for 2011, including the value of shares forfeited during 2012 as a result of not achieving the performance levels that were used as the basis for the awards in 2011.

(2)	Reflects a realignment of LTI awards (in the form of PARS) to the corresponding year of performance. Grants made on the first business day of a particular year are assigned to the prior year as they reflect pay provided for performance during that year. For example, the PARS grant made on January 3, 2012 is reflected in 2011, as it relates to performance during that year.

(3)	Total direct compensation is the sum of salary, annual and long-term incentives and reflects compensation earned for the corresponding year of performance.

(4)	Presented in thousands ($000s).

(5)	Market capitalization is calculated based on the stock price on the last day of the corresponding fiscal year multiplied by the common shares outstanding less any shares held in treasury as of December 31 for the respective year.

As discussed above, the Committee has established a maximum LTI value that may be granted related to 2012 incentives of 0.50% of market capitalization (previously defined) for the CEO and 2.00%, in the aggregate, for all internal employees, including the NEOs. If the cap on the LTI value had been introduced on a retroactive basis, the total direct compensation as calculated in the ECT above for the CEO for fiscal years ended December 31, 2011, 2010 and 2009 would have been as follows:

Principal Position	Year	Total Direct Compensation	Reduction to Actual Total Direct Compensation
CEO	2011	$4,242,893	$1,817,872
CEO	2010	$4,275,067	$2,898,048
CEO	2009	$4,994,063	$3,874,947

March 2012 Vesting Acceleration

On March 30, 2012, Kforce completed the sale of all of the issued and outstanding shares of capital stock of KCR to inVentiv Health, Inc. for an aggregate purchase price of $50.0 million in cash, subject to certain adjustments. We believe this divestiture reduced the operating complexities of Kforce and allowed us to concentrate our resources on our core service offerings. This divestiture produced a pre-tax gain of approximately $37 million. However, the benefit of this gain for Kforce and its shareholders would have been significantly reduced by the potential federal and state corporate income tax liability of approximately $17 million.

In light of the intention to use the net cash proceeds from the KCR divestiture to positively impact Kforce’s EPS by reducing outstanding debt, repurchasing our Common Stock, investing in our infrastructure and/or making strategic acquisitions, the Board and the Committee determined that it would be in the best interests of Kforce and its shareholders to reduce, defer and if possible eliminate, the potential tax liability with respect to the net cash proceeds from the divestiture. Therefore, during the negotiation of the stock purchase agreement for the KCR divestiture, the Firm examined whether any methods of reducing or eliminating this tax liability existed. Management, in conjunction with outside advisors, conducted a comprehensive analysis of alternatives. After evaluating the available alternatives, management determined that the only feasible method of materially offsetting the tax liability would be to recognize a tax benefit from the acceleration of the vesting of all outstanding and unvested RS, PARS and ALTI, which would allow it to defer all the tax liability generated from the sale of KCR. After the Committee and the Board reviewed and discussed this determination, the Board authorized the acceleration, in its belief that such act was clearly in the shareholders’ best interests.

The following table describes the outstanding and unvested equity awards affected by the acceleration:

Name	Awards Granted Prior to December 31, 2010	Awards Granted Between January 1, 2011 and December 31, 2011	Awards Granted Subsequent to December 31, 2011	Total Equity Awards Accelerated (1)(2)
CEO	525,004	453,764	—	978,768
NEOs, excluding the CEO	703,001	615,353	—	1,318,354
Other Senior Management	300,674	92,627	230,000	623,301
Non-Employee Board of Directors	17,500	35,000	—	52,500

Totals	1,546,179	1,196,744	230,000	2,972,923

(1)	The weighted average grant price for all RS and PARS awards accelerated was $14.05 which was reasonably equivalent to the closing stock price on the day of acceleration of $14.90.

(2)	The weighted average remaining vesting period associated with the awards accelerated is 2.3 years.

The following table describes the unvested ALTI affected by the acceleration:

Name	Value of ALTI (1)
CEO	$4,127,633
NEOs, excluding the CEO	$5,360,864
Other Senior Management	$370,208

Totals	$9,858,705

(1)	Kforce discounted the target value to reflect the time value of money for purposes of satisfying Section 162(m) of the Code.

Before deciding to approve the proposed vesting acceleration, the Committee explored the implications of the vesting acceleration in light of sound compensation principles. In this regard, there were three significant considerations:

•	Performance targets had already been achieved, the acceleration related only to timing.

•	The Committee required a mandatory holding period after the vesting.

•	The Committee increased and expanded the stock ownership requirements.

First, the Committee considered whether the vesting acceleration would be inconsistent with its emphasis on the importance of performance-based compensation as it related to our NEOs. Other than the restricted stock grants that were awarded in February 2007 to our NEOs (amounting to 23,250 outstanding and unvested awards as of March 30, 2012) with a six-year graded time-based vesting schedule (thus, only 1 more year of vesting remained), all of the affected NEO awards, including the ALTI, were granted as part of performance-based awards, which were based upon the achievement of specified performance goals. Each year, the Committee establishes goals based on the performance of Kforce’s Common Stock against our Industry Peer Group, and specifies levels of equity and/or ALTI awards, depending on share availability, that may be made based on actual performance results. The performance criteria for all of the NEO performance-based stock grants and ALTI awards affected by the March 2012 vesting acceleration, except for the PARS granted on January 3, 2011 (net of related forfeitures) in lieu of cash related to the 2011 annual incentive compensation, was based on Kforce’s stock price performance as compared to the Industry Peer Group for the respective year. As described above, the PARS related to the 2011 annual incentive compensation were based on the Target Plan.

Second, the Committee imposed a six-month holding requirement on all net shares affected by the March 2012 vesting acceleration. Furthermore, the Committee views the March 2012 vesting acceleration as a one-time event, and has reaffirmed its commitment to apply multi-year time-based vesting conditions on future equity and ALTI awards that are granted upon the achievement of specified performance goals.

Third, the Committee considered whether the vesting acceleration would be inconsistent with the principles of promoting executive share ownership and retention. The Committee believes Kforce’s executives should have a personal financial stake directly aligned with the interests of Kforce’s shareholders. In addition to including long-term equity incentives in Kforce’s executive compensation program, in 2006 the Committee adopted formal ownership guidelines for the NEOs, which require each of the NEOs to own the equity equivalent of two times his annual salary. In order to reaffirm and expand the application of this principle in connection with the March 2012 vesting acceleration, the Committee increased the ownership requirement for its NEOs and expanded these guidelines’ applicability to include all members of Kforce’s internal executive committee. The target levels of ownership under the expanded ownership guidelines are expressed as either a specified number of shares, or the lesser of: (i) a specified number of shares, or (ii) a multiple of the Executive’s base salary:

•	For the Chief Executive Officer, the lesser of five times (5x) base salary or two hundred thousand (200,000) shares;

•	For the President and the Chief Financial Officer, the lesser of three times (3x) base salary or one hundred thousand (100,000) shares;

•	For the other NEOs, the lesser of two times (2x) base salary or fifty thousand (50,000) shares;

•	For the other members of Kforce’s internal executive committee, fifteen thousand (15,000) shares; and

•	For the directors, the lesser of three times retainer or 5,000 shares of common stock.

The Committee believes the increase of the existing ownership guidelines and the expansion of the guidelines to cover all of the individuals affected by the vesting acceleration address any concern about the impact of the vesting acceleration on share ownership.

Taking into consideration: (i) the interests of Kforce’s shareholders in maximizing the after-tax proceeds of the KCR divestiture, and (ii) the mitigating effects of increased share ownership requirements and the establishment of a holding requirement and clawback policy, the Committee exercised its discretion to accelerate the vesting of all outstanding and unvested RS, PARS and ALTI in March 2012. As stated above, the Committee views this discretionary vesting acceleration as a one-time event that will positively affect shareholders by preserving cash. In addition, the Committee believes that the proposed governance and compensation changes outlined above will preserve the positive impact of providing performance-based equity compensation to the NEOs by encouraging stock ownership by these individuals and prohibiting any short term sale of newly vested equity.

Burn Rate Commitment

During 2010, the Committee decided to limit grants during the period of April 1, 2010 to March 31, 2013 to an average rate equal to or less than 3.45% of the number of shares of our Common Stock that we believe will be outstanding over such period (assuming approximately 40,000,000 shares). The maximum number of grants of options, SARs or other stock awards able to be awarded and earned by the grantees during the three-year commitment period to remain in compliance with the burn rate commitment is 4,140,000 (or 2,070,000 full value awards using the conversion rate of 2.00 shares for each full value award earned) based on the assumptions above. During the period April 1, 2010 through March 31, 2012, an aggregate of 1,616,692 full value awards were awarded and earned by NEOs, directors and senior management as follows by period:

•	During the period from April 1, 2010 to March 31, 2011, a total of 1,035,909 full value awards were earned by the grantees.

•	During the period from April 1, 2011 to March 31, 2012 a total of 580,783 full value awards were earned by the grantees.

Included in the shares earned during the period from April 1, 2011 to March 31, 2012 are 295,783 full value awards deemed to be earned on February 2, 2012 upon the certification by the Committee of the attainment of the 2011 annual incentive plan performance goals. Originally, 688,523 full value awards were granted on January 3, 2011 related to the 2011 annual incentive compensation for both NEOs and other senior management, which were subject to forfeiture based on the extent by which the 2011 performance goals were met. Of the total number of awards granted, 392,740 full value awards were forfeited (i.e. not earned) based on the level of attainment for the 2011 performance goals. Since the 392,740 shares were not earned by the recipient, Kforce does not include these shares in the burn rate commitment calculation.

To remain in compliance with the established burn rate commitment, the Committee fully expects to award no more than 453,308 full value awards (or the equivalent of options and SARs) that may be earned by grantees during the period from April 1, 2012 to March 31, 2013.

Other Factors Affecting Compensation

Executive Benefit Plans

The following benefit plans discussed below are available to our NEOs. The Committee takes into account the benefits expected to be received under the plans described below when it calculates overall compensation for senior executives.

Kforce Nonqualified Deferred Compensation Plan

Kforce maintains a nonqualified deferred compensation plan in which eligible management and highly compensated key employees, as defined by IRS regulations, may elect to defer part of their compensation to later years. Amounts deferred are indexed to investment options selected by the eligible employees and increase or decrease in value based upon the performance of the selected investments. Eligible employees are permitted to change investment options and scheduled distributions annually. Kforce has insured the lives of the participants in the deferred compensation plan to assist in the funding of the deferred compensation liability. Employer matching contributions to the nonqualified deferred compensation plan are discretionary and are funded annually as approved by the Board of Directors. Only Mr. Marmon among the NEOs made a new contribution to the deferred compensation plan during 2011 and he received a matching contribution as shown in the Summary Compensation and Nonqualified Deferred Compensation Tables.

Kforce Inc. Supplemental Executive Retirement Plan

During 2006, Kforce adopted a Supplemental Executive Retirement Plan (“SERP”) for all NEOs. The primary goals of the SERP are to provide for retirement benefits, create an additional wealth accumulation opportunity and restore lost qualified pension benefits due to ERISA limitations on the contributions that can be made by NEOs to Kforce’s 401(k) plan. The SERP is funded entirely by Kforce, and benefits are taxable to the executive officer upon receipt and deductible by Kforce when paid. Benefits payable under the SERP are targeted at 45% of the covered executive officer’s average salary and cash bonus from the three years where the executive earned the highest salary and bonus during the last ten years of employment, which is subject to adjustment for early retirement and the participant’s vesting percentage. Benefits under the SERP are normally paid based on the lump sum present value but may be paid over the life of the covered executive officer or 10-year annuity, as elected by the covered executive officer upon commencement of participation in the SERP. Normal retirement age under the SERP is defined as age 65. Vesting under the plan is defined as 100% upon a participant’s attainment of age 55 and 10 years of service and 0% prior to a participant’s attainment of age 55 and 10 years of service. Full vesting also occurs if a participant with five years or more of service is involuntarily terminated by Kforce without cause or upon death, disability or a change in control. Certain conditions allow for early retirement as early as age 55. The benefits under the SERP are reduced for a participant who has not either reached age 62 and 10 years of service or age 55 and 25 years of service. The NEOs were not credited with any years of service prior to December 31, 2006, the effective date of the plans. On each anniversary of the effective date, each NEO is credited with a year of service.

Kforce Supplemental Executive Retirement Health Plan

During 2007, Kforce adopted a SERHP for all NEOs. During 2010, Messrs. Cocchiaro and Sutter were added to the SERHP. The primary goal of the SERHP is to provide postretirement health and welfare benefits to all NEOs, if qualified and elected. The vesting and eligibility requirements mirror that of the SERP and no advance funding is required by Kforce or the participants. Under the terms of their respective employment agreements, if an NEO retires while employed by Kforce, and qualifies for retirement benefits under the SERP, then he may elect, on behalf of himself and his spouse, to participate in the SERHP.

The Committee believes the SERP and SERHP provide significant retention benefits for our NEOs.

Employment, Severance and Change in Control Agreements

Kforce has employment agreements with each of its NEOs, which provide for severance payments under certain termination circumstances, including termination following a change in control, as defined in the employment agreements. The Committee has determined that it is in Kforce’s best interests and that of its shareholders to recognize the contributions of the NEOs to Kforce’s business and to continue to retain the services of the NEOs. These agreements have been amended from time to time, most recently in December 2008 for purposes of bringing them into compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and interpretive guidance issued thereunder. The specific amounts the NEOs would receive under the employment agreements are described in the “2011 Potential Payments Upon Termination or Change in Control” section below. The Committee believes the employment agreements are an essential component of the executive compensation program and are helpful in attracting and retaining executive talent in a competitive market. The Committee periodically reviews the benefits provided under the employment agreements to determine that they continue to serve Kforce’s interests in providing significant retention benefits to these key executives, are consistent with market practice and are reasonable.

In 2009, the Committee resolved to not enter into any new employment agreements, or materially amend any existing employment agreements, with its executives that contain excise tax gross-up provisions going forward.

Perquisites and Other Personal Benefits

As indicated in the “All Other Compensation” column of the Summary Compensation Table, Kforce does not provide any perquisites or other personal benefits to its NEOs.

SUMMARY COMPENSATION TABLE

For Fiscal Years Ended December 31, 2011, 2010 and 2009

Name and Principal Position (a)	Year (b)	Salary (1) (c)	Stock Awards (2)(3) (e)	Non-Equity Incentive Plan Compensation (4) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)(6) (h)	All Other Compensation (7) (i)	Total (j)
David Dunkel,	2011	$750,000	$9,078,115	$0	$1,909,811	$0	$11,737,926
CEO	2010	$750,000	$6,319,010	$150,000	$994,790	$0	$8,213,800
	2009	$750,000	$3,271,243	$1,800,000	$1,000,125	$0	$6,821,368

William Sanders,	2011	$600,000	$5,463,341	$0	$2,847,528	$0	$8,910,869
President	2010	$600,000	$3,468,910	$108,000	$2,077,887	$0	$6,254,797
	2009	$600,000	$1,795,799	$1,296,000	$2,558,949	$0	$6,250,748

Joseph Liberatore,	2011	$450,000	$3,647,343	$0	$729,608	$0	$4,826,951
Chief Financial Officer	2010	$450,000	$2,233,029	$76,500	$256,984	$0	$3,016,513
	2009	$450,000	$1,155,997	$918,000	$216,666	$0	$2,740,663

Michael Ettore,	2011	$350,000	$1,965,291	$0	$756,755	$1,381	$3,073,427
Chief Services Officer	2010	$335,000	$1,252,526	$100,500	$275,887	$1,650	$1,965,563
	2009	$335,000	$648,414	$471,094	$181,510	$1,550	$1,637,568

Randal Marmon,	2011	$350,000	$1,900,322	$0	$333,614	$5,716	$2,589,652
Chief Customer Development Officer	2010	$315,000	$1,252,526	$100,000	$113,944	$9,019	$1,790,489
	2009	$300,000	$0	$421,875	$21,644	$5,627	$749,146

(1)	Represents each NEO’s salary earned during the respective year.

(2)	The amounts reported reflect the grant date fair value of the awards granted during each of 2011, 2010, and 2009, including the January 2009 ALTI grants. For a discussion of the assumptions used in the 2011 fair value calculation of the equity-based awards, see Note 12, Stock Incentive Plans, to Kforce’s consolidated financial statements, included in our Annual Report on Form 10-K for fiscal 2011.

(3)	The figures in this column include two separate grants made on January 3, 2011, including: (a) PARS awards granted in lieu of a cash bonus related to the annual incentive compensation for 2011 and (b) a LTI award, also in PARS, recognizing Kforce’s relative TSR vs. its 2010 Industry Peer Group. PARS awards made in lieu of the annual incentive cash awards were granted at 440% of target for the Incentive Bonus and 110% of target for the Individual Bonus on January 3, 2011 and were subject to forfeiture based on the actual attainment of the related performance measures and certification by the Committee. On February 2, 2012, 392,740 shares were forfeited based on the level by which the performance goals for 2011 were met. The grant date fair value of the forfeited shares for Messrs. Dunkel, Sanders, Liberatore, Ettore and Marmon were $1,649,998, $1,188,004, $841,500, $505,309 and $368,162, respectively. See additional detail in the Compensation Discussion and Analysis section entitled Annual Incentive Compensation for more information on the grant and related forfeitures.

(4)	Represents annual incentive compensation (including both the Incentive Bonus and Individual Bonus) earned by the NEOs during each of 2010 and 2009. For 2011 and 2010, the NEOs elected to take a discretionary reduction to their annual incentive payouts to the amounts noted in the Non-Equity Incentive Plan Compensation column (g) to ensure an appropriate shareholder return for 2011 and 2010. The reductions aggregated to $1,760,550 and $3,814,813, respectively, for the NEOs (see additional detail in the Compensation Discussion & Analysis section entitled Annual Incentive Compensation). No amounts have been presented for 2011 given that the Incentive Bonus and Individual Bonus amounts were paid in PARS and, thus, are included in column (e) above.

(5)	This includes the aggregate change in the accumulated benefit obligation for the SERP and SERHP using the same measurement dates used for financial reporting purposes with respect to Kforce’s consolidated financial statements for fiscal 2011. See the Pension Benefits table below for more detail and discussion.

(6)	Of the NEOs, Messrs. Dunkel, Sanders and Marmon are the only participants in Kforce’s nonqualified deferred compensation plans. There were no above-market or preferential earnings generated during 2011, 2010 or 2009, thus, there are no amounts included in column (h) related to nonqualified deferred compensation earnings. See the Nonqualified Deferred Compensation table below for more detail on the activity during 2011 and balances maintained as of December 31, 2011.

(7)	The amounts included for Messrs. Ettore and Marmon for 2011, 2010 and 2009 are the matching contributions made by Kforce each respective year attributable to defined contribution plans.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended December 31, 2011

Name (a)	Type of Award (b)	Grant Date (c)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (j)	Grant Date Fair Value (k)
			Threshold (d)	Target (e)	Maximum (f)	Threshold (g)	Target (h)	Maximum (i)
David Dunkel	Annual Incentive Award (1)(2)(3)	2/2/2011; 12/31/2011	—	—	—	$330,000	$825,000	$2,805,000	—	$2,805,000
	PARS (3)	1/3/2011	—	—	—	—	—	—	383,208	$6,273,115

William Sanders	Annual Incentive Award (1)(2)(3)	2/2/2011; 12/31/2011	—	—	—	$237,600	$594,000	$2,019,600	—	$2,019,600
	PARS (3)	1/3/2011	—	—	—	—	—	—	210,369	$3,443,741

Joseph Liberatore	Annual Incentive Award (1)(2)(3)	2/2/2011; 12/31/2011	—	—	—	$168,300	$420,750	$1,430,550	—	$1,430,550
	PARS (3)	1/3/2011	—	—	—	—	—	—	135,418	$2,216,793

Michael Ettore	Annual Incentive Award (1)(2)(3)	2/2/2011; 12/31/2011	—	—	—	$72,188	$288,750	$721,875	—	$721,875
	PARS (3)	1/3/2011	—	—	—	—	—	—	75,957	$1,243,416

Randal Marmon	Annual Incentive Award (1)(2)(3)	2/2/2011; 12/31/2011	$1	$59,063	$59,063	$72,187	$223,781	$656,906	—	$656,906
	PARS (3)	1/3/2011	—	—	—	—	—	—	75,957	$1,243,416

(1)	These amounts represent the estimated future payouts under the 2011 Incentive Bonus and 2011 Individual Bonus, collectively. The threshold, as defined in Item 402(d) of Regulation S-K, represents the minimum amount payable upon attaining minimum performance thresholds established by the Committee each year. If the minimum performance thresholds are not attained, there would be no payout under the 2005 Annual Performance Bonus Plan. The maximum payout is 110% of target for the Individual Bonus and 440% of target for the Incentive Bonus, which is disclosed in column (f) and (i).

(2)	The NEOs elected to receive all annual incentive compensation in the form of PARS in lieu of cash, except for Mr. Marmon. The PARS granted were subject to forfeiture based on attainment of the 2011 performance goals. On January 3, 2011, the NEOs were granted the following number of PARS with the following grant date fair values: Mr. Dunkel—171,350 shares having a grant date fair value of $2,805,000; Mr. Sanders—123,372 shares having a grant date fair value of $2,019,600; Mr. Liberatore—87,389 shares having a grant date fair value of $1,430,550; Mr. Ettore—44,097 shares having a grant date fair value of $721,875 and Mr. Marmon—40,129 shares having a grant date fair value of $656,906. On February 2, 2012, a total of 392,740 shares were forfeited based on the 2011 performance. The following number of PARS with the following grant date fair values were forfeited: Mr. Dunkel—100,794 shares forfeited having a grant date fair value of $1,649,998; Mr. Sanders—72,572 shares forfeited having a grant date fair value of $1,188,004; Mr. Liberatore—51,405 shares forfeited having a grant date fair value of $841,500; Mr. Ettore—30,868 shares forfeited having a grant date fair value of $505,309; and Mr. Marmon—22,490 shares forfeited having a grant date fair value of $368,162. See additional detail in the CD&A section entitled Annual Incentive Compensation for more information on the grant and forfeitures.

(3)	The PARS awards granted under the 2006 Stock Incentive Plan on January 3, 2011 have a three-year vesting period; however, vesting is accelerated if the closing price of Kforce’s Common Stock exceeds the stock price at the date of grant by 140%, or $22.92, for a period of 10 trading days which need not be consecutive. The stock price and grant date fair value for the January 3, 2011 awards was $16.37. See Note 12, Stock Incentive Plans, to Kforce’s consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2011 for the assumptions made in determining fair value. The grant date fair value of the awards is included within the amounts presented in column (e) of the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS

At Fiscal Year Ended December 31, 2011

	Stock Awards
Name (a)	Number of Shares or Units of Stock That Have Not Vested (f)		Market Value of Shares or Units of Stock That Have Not Vested (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (i)
David Dunkel	32,785	(1)	$404,239	—	—
	15,000	(2)	$184,950	—	—
	501,111	(3)	$6,178,699	—	—
	383,208	(4)	$4,724,955	—	—
	171,350	(5)	$2,112,746	—	—

William Sanders	17,998	(1)	$221,915	—	—
	12,500	(2)	$154,125	—	—
	275,092	(3)	$3,391,884	—	—
	210,369	(4)	$2,593,850	—	—
	123,372	(5)	$1,521,177	—	—

Joseph Liberatore	10,106	(1)	$124,607	—	—
	8,085	(6)	$99,688	—	—
	10,000	(2)	$123,300	—	—
	26,649	(7)	$328,582	—	—
	121,502	(3)	$1,498,120	—	—
	55,582	(8)	$685,326	—	—
	135,418	(4)	$1,669,704	—	—
	87,389	(5)	$1,077,506	—	—

Michael Ettore	5,898	(1)	$72,722	—	—
	7,864	(6)	$96,963	—	—
	5,000	(2)	$61,650	—	—
	25,922	(7)	$319,618	—	—
	45,263	(3)	$558,093	—	—
	54,065	(8)	$666,621	—	—
	75,957	(4)	$936,550	—	—
	44,097	(5)	$543,716	—	—

Randal Marmon	4,000	(2)	$49,320	—	—
	13,706	(9)	$168,995	—	—
	45,263	(3)	$558,093	—	—
	54,065	(8)	$666,621	—	—
	75,957	(4)	$936,550	—	—
	40,129	(5)	$494,791	—	—

(1)	With respect to the PARS granted to Messrs. Dunkel, Sanders, Liberatore, and Ettore on January 3, 2007, 25% of the total awards granted vest on each of January 3, 2010, January 3, 2011, January 3, 2012 and January 3, 2013. Vesting is accelerated if Kforce’s closing stock price exceeds the stock price at the date of grant by 50%, or $18.99, for a period of 10 trading days which need not be consecutive.
(2)	With respect to the PARS granted to Messrs. Dunkel, Sanders, Liberatore, Ettore and Marmon on February 15, 2007, 25% of the total awards granted vest on each of February 15, 2010, February 15, 2011, February 15, 2012 and February 15, 2013. Vesting is accelerated if Kforce’s stock price exceeds the stock price at the date of grant by 50%, or $20.88, for a period of 10 trading days which need not be consecutive.
(3)	With respect to the PARS granted to Messrs. Dunkel, Sanders, Liberatore, Ettore and Marmon on January 4, 2010, 25% of the total awards granted vest on each of January 4, 2013, January 4, 2014, January 4, 2015 and January 4, 2016. Vesting is accelerated if Kforce’s stock price exceeds the stock price at the date of grant by 50%, or $18.91, for a period of 10 trading days which need not be consecutive.
(4)	With respect to the PARS granted to Messrs. Dunkel, Sanders, Liberatore, Ettore and Marmon on January 3, 2011, 100% of the awards will cliff vest on January 3, 2014. Vesting is accelerated if Kforce’s stock price exceeds the stock price at the date of grant by 40%, or $22.91, for a period of 10 trading days which need not be consecutive.
(5)	With respect to certain of the PARS granted to Messrs. Dunkel, Sanders, Liberatore, Ettore and Marmon on January 3, 2011, 100% of the awards will cliff vest on January 3, 2014. The number of PARS granted were subject to forfeiture based on the actual level of attainment of the 2011 performance measures. See additional detail in the CD&A section entitled Annual Incentive Compensation for more information on the grant and forfeitures. Based on 2011 performance measures, Messrs. Dunkel, Sanders, Liberatore, Ettore and Marmon forfeited 100,794, 72,572, 51,405, 30,868 and 22,490, respectively. Vesting can be accelerated subsequent to February 15, 2012 if Kforce’s stock price exceeds the stock price at the date of grant by 40%, or $22.91, for a period of 10 trading days which need not be consecutive.
(6)	With respect to the RS granted to Messrs. Liberatore and Ettore on January 3, 2007, 20% of the total awards granted vest on each of January 3, 2009, January 3, 2010, January 3, 2011, January 2, 2012 and January 3, 2013.
(7)	With respect to the RS granted to Messrs. Liberatore and Ettore on January 2, 2008, 20% of the total awards granted vest on each of January 2, 2010, January 2, 2011, January 2, 2012, January 2, 2013 and January 2, 2014.
(8)	With respect to the RS granted to Messrs. Liberatore, Ettore and Marmon on January 4, 2010, 20% of the total awards granted vest on each of January 4, 2012, January 4, 2013, January 4, 2014, January 4, 2015 and January 4, 2016.
(9)	With respect to the RS granted to Mr. Marmon on February 15, 2008, 20% of the total awards granted vest on each of February 15, 2010, February 15, 2011, February 15, 2012, February 15, 2013 and February 15, 2014.

OPTION EXERCISES AND STOCK VESTED

For Fiscal Year Ended December 31, 2011

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (b)	Value Realized on Exercise (1) (c)	Number of Shares Acquired on Vesting (d)	Value Realized on Vesting (2) (e)
David Dunkel	—	—	23,893	$401,403
William Sanders	—	—	15,249	$258,189
Joseph Liberatore	160,252	$1,857,406	22,978	$381,312
Michael Ettore	11,168	$194,100	18,021	$296,787
Randal Marmon	40,000	$335,600	6,569	$116,534

(1)	Value realized represents the market value of Kforce’s Common Stock at the time of exercise, minus the exercise price and multiplied by the number of options exercised.
(2)	Value realized represents the market value of Kforce’s Common Stock at the time of vesting multiplied by the number of shares vested.

PENSION BENEFITS

For Fiscal Year Ended December 31, 2011

Name (a)	Plan Name (b)	Number of Years Credited Service (1) (c)	Present Value of Accumulated Benefit (2) (d)	Payments During Last Fiscal Year (e)
David Dunkel	Supplemental Executive Retirement Plan	5	$4,100,086	—
	Supplemental Executive Retirement Health Plan	5	$674,437	—

William Sanders	Supplemental Executive Retirement Plan	5	$8,676,729	—
	Supplemental Executive Retirement Health Plan	5	$972,549	—

Joseph Liberatore	Supplemental Executive Retirement Plan	5	$865,466	—
	Supplemental Executive Retirement Health Plan	5	$491,671	—

Michael Ettore	Supplemental Executive Retirement Plan	5	$909,919	—
	Supplemental Executive Retirement Health Plan	5	$574,499	—

Randal Marmon	Supplemental Executive Retirement Plan	2	$233,621	—
	Supplemental Executive Retirement Health Plan	2	$235,581	—

(1)	The NEOs were not credited with any years of service prior to December 31, 2006, which is the effective date of the plans. On each anniversary of the effective date, each NEO is credited with a year of service.
(2)	Actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for financial reporting purposes with respect to Kforce’s consolidated financial statements for fiscal 2011, using 65 as the retirement age, which is the normal retirement age under the SERP. For a discussion of the assumptions used, see Note 10, Employee Benefit Plans, to Kforce’s consolidated financial statements, included in our Annual Report on Form 10-K for fiscal 2011.

NONQUALIFIED DEFERRED COMPENSATION

For Fiscal Year Ended December 31, 2011

Name (a)	Executive Contributions in Last FY (1) (b)	Registrant Contributions in Last FY (2) (c)	Aggregate Earnings in Last FY (3) (d)	Aggregate Withdrawals/ Distributions (e)	Aggregate Balance at Last FYE (4) (f)
David Dunkel	—	—	$(5,571)	—	$90,356
William Sanders	—	—	$(1,453)	—	$16,455
Joseph Liberatore (5)	—	—	—	—	—
Michael Ettore (5)	—	—	—	—	—
Randal Marmon	$45,000	$7,369	$19,696	—	$608,305

(1)	These amounts represent the NEOs pre-tax contributions made to the nonqualified deferred compensation plan for 2011.
(2)	These amounts were reported in column (h) of the Summary of Compensation Table for 2011.
(3)	The aggregate earnings for 2011 represents appreciation or depreciation in the market value of the respective accounts’ holdings and interest and dividends generated thereon. These amounts were not reported in column (h) of the Summary Compensation Table for 2011 as there were no above-market or preferential earnings generated.
(4)	Included in the aggregate balance are amounts related to contributions made by Kforce that were previously reported in the Summary Compensation Tables for prior year.
(5)	Messrs. Liberatore and Ettore do not participate in Kforce’s nonqualified deferred compensation plan.

2011 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section provides information on amounts that would have been payable to each NEO assuming a termination of employment on December 31, 2011. The amounts that actually would be payable if any such event occurs in the future would be different than those set forth below, which are calculated under the assumption that the event occurred on December 31, 2011 and based on the closing price of Kforce’s stock on the last trading day of the year. We note that such payments are contingent upon various factors in place at the time of the occurrence of the assumed event, including, but not limited to:

(1)	each executive’s current salary rate, annual performance bonus awards, and annual LTIs;

(2)	the amount and type of unvested equity and other incentive awards held by the executive;

(3)	the trading price of Kforce’s stock;

(4)	the cost of providing employee benefits;

(5)	the executive’s elections of employee benefits;

(6)	the executive’s age or years of service with Kforce;

(7)	the date of termination;

(8)	the circumstances of the termination; and

(9)	the executive’s historical salary, performance bonus awards, and LTIs.

The following tables describe potential payments to the NEOs upon termination or a change in control (“CIC”) pursuant to their respective employment agreements, which were approved by the Committee. As mentioned above, these amounts assume that each NEO terminated employment on December 31, 2011. The footnotes referenced in each of the tables follow the last table and relate to all tables.

Pursuant to the provisions of the SERP and the NEOs’ respective employment agreements, upon a termination (i) “by the employee without good reason” and (ii) “by the employer for cause,” the NEOs would be eligible to receive all earned and accrued salary, bonus, and employee benefits such as paid-time off as of December 31, 2011 and would also have the ability to exercise, if necessary, all plan-based awards that were vested as of December 31, 2011. As a result, these columns have been omitted from the tables below.

Also, pursuant to the age and service provisions of Kforce’s SERP, none of the NEOs were eligible for “early retirement” under the SERP as of December 31, 2011; therefore, this column has been omitted from the table below. In addition, only Mr. Sanders was eligible for “normal retirement” under the SERP as presented in the table below.

David Dunkel

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	Normal Retirement (c)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (d)	Death (e)	Disability (f)
Compensation:
Severance payment (1)	$4,839,679	$—	$26,147,296	$—	$—
Equity-based compensation (2)	—	—	$12,362,798	$12,362,798	—

Benefits and Perquisites:
Continuation of base salary (3)	—	—	—	$2,122,537	$2,122,537
Continuation of health care benefits (4)	—	—	—	—	—
Retirement benefit—SERP (5)	—	—	$8,633,479	$1,556,104	$1,556,104
Retirement health benefit—SERHP (6)	—	—	$674,437	$674,437	$674,437
Outplacement services	—	—	$20,000	—	—

	$4,839,679	$—	$47,838,010	$16,715,876	$4,353,078

William Sanders

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	Normal Retirement (c)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (d)	Death (e)	Disability (f)
Compensation:
Severance payment (1)	$2,604,000	$—	$15,403,607	$—	$—
Equity-based compensation (2)	—	—	$6,988,138	$6,988,138	—

Benefits and Perquisites:
Continuation of base salary (3)	—	—	—	$1,698,029	$—
Continuation of health care benefits (4)	—	—	—	—	—
Retirement benefit—SERP (5)	—	$8,842,658	$8,842,658	$7,221,882	$7,221,882
Retirement health benefit—SERHP (6)	—	$972,549	$972,549	$972,549	$972,549
Outplacement services	—	—	$20,000	—	—

	$2,604,000	$9,815,207	$32,226,952	$16,880,598	$8,194,431

Joseph Liberatore

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	Normal Retirement (c)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (d)	Death (e)	Disability (f)
Compensation:
Severance payment (1)	$1,894,000	$—	$9,664,135	$—	$—
Equity-based compensation (2)	—	—	$4,973,010	$4,973,010	—

Benefits and Perquisites:
Continuation of base salary (3)	—	—	—	$1,273,522	$1,273,522
Continuation of health care benefits (4)	—	—	—	—	—
Retirement benefit—SERP (5)	—	—	$156,020	—	—
Retirement health benefit—SERHP (6)	—	—	$491,671	$491,671	$491,671
Outplacement services	—	—	$20,000	—	—

	$1,894,000	$—	$15,304,836	$6,738,203	$1,765,193

Michael Ettore

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	Normal Retirement (c)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (d)	Death (e)	Disability (f)
Compensation:
Severance payment (1)	$1,271,594	$—	$4,688,061	$—	$—
Equity-based compensation (2)	—	—	$2,875,331	$2,875,331	—

Benefits and Perquisites:
Continuation of base salary (3)	—	—	—	$673,206	$673,206
Continuation of health care benefits (4)	—	—	—	—	—
Retirement benefit—SERP (5)	—	—	$1,718,475	$42,824	$42,824
Retirement health benefit—SERHP (6)	—	—	$574,499	$574,499	$574,499
Outplacement services	—	—	$20,000	—	—

	$1,271,594	$—	$9,876,366	$4,165,860	$1,290,529

Randal Marmon

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	Normal Retirement (c)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (d)	Death (e)	Disability (f)
Compensation:
Severance payment (1)	$1,221,875	$—	$4,867,393	$—	$—
Equity-based compensation (2)	—	—	$2,597,068	$2,597,068	—

Benefits and Perquisites:
Continuation of base salary (3)	—	—	—	$673,206	$673,206
Continuation of health care benefits (4)	—	—	—	—	—
Retirement benefit—SERP (5)	—	—	$104,202	—	—
Retirement health benefit—SERHP (6)	—	—	$235,581	$235,581	$235,581
Outplacement services	—	—	$20,000	—	—

	$1,221,875	$—	$7,824,244	$3,505,855	$908,787

(1)	The severance payment amount depends upon the type of termination. Under column (b), the NEOs are entitled to a severance payment calculated as a factor (ranging from 2.00 to 2.99) of the sum of their salaries on the date of termination plus the average of their cash bonuses over a period of time (ranging from two to three years), as specified in their respective employment agreements. Under column (d), the severance payment would include cash bonuses and the value of stock options, RS, PARS, SARs and the ALTI in the calculation of the bonus whereas column (b) only includes cash bonuses. The factors used in the calculation of the severance payment described above are as follows for each of the NEOs: Mr. Dunkel 2.99, Mr. Sanders 2.00 under column (b) and 2.99 under column (d), Mr. Liberatore 2.00 under column (b) and 2.99 under column (d), Messrs. Ettore and Marmon 2.00. The severance payment would be paid to the NEO within 30 days of termination. No severance payment would occur under the following: (i) normal retirement (column (c)); (ii) death (column (e)) or (iv) disability (column (f)).

If any payment or distribution by Kforce to the NEOs is determined to be subject to the excise tax imposed under Section 4999 of the Code, the NEO would be entitled to receive from Kforce a payment in an amount sufficient to place them in the same after-tax financial position that they would have been if they had not incurred any excise tax. The severance amount disclosed in column (d) includes an excise tax gross up for Messrs. Dunkel, Sanders, Liberatore, Ettore and Marmon of $4,191,379, $2,452,003, $1,483,378, $703,966 and $860,825, respectively. In addition, the Committee resolved in 2009 to not enter into any new employment agreements, or materially amend any existing employment agreements, with its executives that contain excise tax gross-up provisions going forward.
(2)	Equity-based compensation, including RS and PARS, is treated differently depending on the type of termination, as follows:

•

Under columns (b) and (c), the NEO has the ability to exercise, if necessary, all awards that were granted and vested at the date of termination. No vesting acceleration occurs as a result of termination under columns (b) or (c).

•

Under column (d), all RS and PARS, as reflected in the tables above, would immediately vest on a CIC event. The amounts included in column (d) represent the payout that would be received upon a CIC and is based on Kforce’s closing stock price on December 31, 2011. The amounts included in column (d) represent the number of unvested RS and PARS on December 31, 2011 multiplied by the closing price on such date.

•

Under column (e), upon death of the NEO, all RS and PARS, as reflected in the tables above, would immediately vest. The amounts included in column (e) represent the number of unvested RS and PARS on December 31, 2011 multiplied by the closing price on such date.

•

Under column (f), upon disability of the NEO, continuation of vesting for RS and PARS would occur until the earlier to occur of (i) death, (ii) the NEOs’ 65th birthday, (iii) 2.99 years (2 years for Messrs. Ettore and Marmon) from the Disability Effective Date (30 days after a termination notice is received) or (iv) a CIC. If the NEO dies or a CIC occurs within 2.99 years after the Disability Effective Date, except for Messrs. Ettore and Marmon for which the period is two years, all RS and PARS would immediately vest. The benefit received upon death of the NEO is similar to that which is shown in columns (d) and (e) above.

(3)	Upon termination due to the death of the NEO, his salary would be continued to his beneficiary for a period of 2.99 years except for Messrs. Ettore and Marmon for which the period is 2.00 years. Upon termination due to disability of the NEO, his salary would be continued until the earlier of (i) death, (ii) the NEO’s 65th birthday or (iii) 2.99 years except for Messrs. Ettore and Marmon for which the term is 2.00 years. For purposes of this disclosure, Kforce has used 2.99 years for Messrs. Dunkel and Liberatore and 2.00 years for Messrs. Ettore and Marmon as these are deemed to be the most probable outcomes if a disability occurred on December 31, 2011, given their current ages. Mr. Sanders would not receive a benefit due to the age limitation. The annual payment amounts have been discounted at a rate of 4.00%, which is the lump sum conversion amount that was utilized for the SERP benefit at December 31, 2011.
(4)	Although each of the NEOs employment agreements specifies continuation of health care benefits upon CIC, death and disability, no amounts have been included in columns (d), (e) and (f) as each of the NEOs would be entitled to a benefit under the SERHP.
(5)	Upon termination due to disability, each NEO would be entitled to a continuation of crediting of additional years of cumulative service for a period of 2.99 years, except Messrs. Ettore and Marmon which period would be 2.00 years. In addition, the NEOs are credited with up to 10 years of additional cumulative years of service under the SERP upon a CIC. The amount included in columns (d), (e) and (f) is the lump sum present value of the future monthly vested benefit, as determined pursuant to the SERP document, using a lump sum conversion rate that was consistent with the assumptions used in our Annual Report on Form 10-K for fiscal 2011. Upon death or disability, the NEOs are entitled to continuation of base salary pursuant to their employment agreements. If this benefit is less than the benefit otherwise payable under the SERP, the SERP benefit disclosed in columns (e) and (f) is net of the related benefit under their employment agreements.
(6)	Upon termination due to death or disability or upon the occurrence of a CIC, each NEO would be entitled to a benefit under the SERHP. The amount included in columns (d), (e) and (f) is the accumulated postretirement benefit obligation, as determined using the assumptions used in our Annual Report on Form 10-K for fiscal 2011.

RISKS RESULTING FROM COMPENSATION POLICIES AND PRACTICES

The Compensation Committee does not believe that Kforce’s compensation policies and practices are reasonably likely to have a material adverse effect on Kforce, whether in the context of broad based Kforce-wide practices or related to executive compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2011, Kforce had no “interlocking” relationships in which: (1) an executive officer of Kforce served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of Kforce; (2) an executive officer of Kforce served as a director of another entity, one of whose executive officers served on the Compensation Committee of Kforce; or (3) an executive officer of Kforce served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Kforce.

During 2011, the Compensation Committee consisted of W.R. Carey, Jr., Mark F. Furlong, Elaine D. Rosen (Chair) and Ralph E. Struzziero. Mr. Struzziero served as the Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., a company we acquired in 1994. None of the other members of the Compensation Committee is currently or was formerly an officer or an employee of Kforce or its subsidiaries and none had any relationship with Kforce requiring disclosure in this proxy statement under Item 404 of Regulation S-K except Mr. Struzziero.

During 2011, Mr. Struzziero’s son was employed by a wholly-owned subsidiary of Kforce in a non-executive business development role. Total remuneration paid to Mr. Struzziero’s son was approximately $148,000.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Kforce has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into Kforce’s Annual Report on Form 10-K for the year ended December 31, 2011.

Submitted by the Compensation Committee

Elaine D. Rosen (Chair)

W.R. Carey, Jr.

Mark F. Furlong

Ralph E. Struzziero

The information contained in the above Compensation Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

PROPOSAL 3. APPROVAL OF KFORCE’S EXECUTIVE COMPENSATION

The Dodd-Frank Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis and the related tables and narrative discussion. At last year’s meeting, a majority of the shares voted for holding this non-binding advisory vote on an annual basis. After consideration of these voting results and other factors, the Board decided that Kforce will conduct future non-binding advisory votes on executive compensation on an annual basis. The annual non-binding advisory votes on executive compensation will continue until the Board considers the results of the next shareholder non-binding advisory vote regarding the frequency of future shareholder non-binding advisory votes on executive compensation

As described more completely in the Compensation Discussion and Analysis and the related tables and narrative discussion, Kforce’s executive compensation program is designed to attract, motivate and retain our NEOs who are able to maximize shareholder value in an industry where we believe people represent the true “assets” of Kforce. The Committee believes that executive compensation levels are commensurate with Kforce’s performance and shareholder return, promote a pay-for-performance philosophy and are strongly aligned with the interests of our shareholders.

We are asking our shareholders to indicate their support for our executive compensation. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement in accordance with the SEC’s compensation disclosure rules.

This advisory vote on executive compensation is not binding on Kforce, the Compensation Committee or the Board. However, the Board and Compensation Committee value the opinions expressed by our shareholders and will consider the outcome of the vote when making future decisions on our executive compensation.

Accordingly, we ask our shareholders to vote on the following resolution at the Meeting:

“RESOLVED, that the compensation paid to Kforce’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD UNANIMOUSLY RECOMMENDS A NON-BINDING ADVISORY VOTE FOR THE APPROVAL OF KFORCE’S EXECUTIVE COMPENSATION.

PROPOSAL 4. APPROVAL OF THE KFORCE INC. AMENDED AND RESTATED

PERFORMANCE INCENTIVE PLAN

The Kforce Inc. Performance Incentive Plan (the “Plan”) was amended and restated by the Board of Directors in April 2012. The Plan originally was adopted in December 2004, and originally was known as the 2005 Annual Performance Bonus Plan. The complete text of the amended and restated Plan is set forth in Appendix A.

The Plan is designed so that incentive awards granted pursuant to its terms generally will constitute “qualified performance-based compensation” and therefore will not be subject to the tax deduction limits of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Code Section 162(m) prevents a publicly held corporation from claiming tax deductions for annual compensation in excess of $1,000,000 to certain of its senior executives unless the compensation is “qualified performance-based compensation.” The key senior executives who are subject to the compensation deduction limitation include any individual who, as of the last day of Kforce’s taxable year, is Kforce’s chief executive officer or among the three highest compensated officers other than the chief executive officer and the chief financial officer.

To qualify for the exception to the deduction limits of Code Section 162(m), the material terms of the Plan must be approved by Kforce’s shareholders. The material terms that must be approved for purposes of Code Section 162(m) include (1) the employees eligible to receive the performance-based compensation, (2) the performance criteria under which the performance-based compensation will be determined, and (3) the maximum amount of performance-based compensation that could be paid to any executive in a fiscal year. The Plan previously was approved by Kforce’s shareholders in June 2005. Among the changes included in the amendment and restatement of the Plan are (1) modifications to the list of available performance criteria, (2) provisions for the designation of a portion of a fiscal year, as well as a full fiscal year, as a performance period, and (3) the description of the maximum amount of annual performance-based compensation as the lesser of a specified percentage of salary or a specified dollar amount. The purpose of this proposal is to continue to meet the Code Section 162(m) requirement for shareholder approval of the material terms of the Plan in order to take advantage of this exception and ensure that Kforce is able to receive tax deductions for the full amount of performance-based compensation paid to key senior executives in the form of incentive awards under the Plan. If Kforce’s shareholders do not approve this proposal, the amendment and restatement of the Plan will not go into effect, and the Plan would remain in effect in accordance with its terms as originally approved by shareholders in 2005.

The following is a summary of the material terms of the Plan, including the material terms that shareholders are being asked to approve.

Description of the Plan

Purpose. The purpose of the Plan is to motivate and reward performance by providing cash bonus payments based upon the achievement of pre-established and objective performance goals for each fiscal year or portion of a fiscal year.

Administration. The Plan is administered by the Compensation Committee. Among other things, the Compensation Committee has the authority to select participants in the Plan from among Kforce’s executive officers, and to determine the performance goals, the amounts to be paid upon achievement of the performance goals, and any other terms and conditions of awards under the Plan. The Compensation Committee also has the authority to establish and amend rules and regulations relating to the Plan and to make all other determinations necessary and advisable for the administration of the Plan. All decisions made by the Compensation Committee pursuant to the Plan are made in the Compensation Committee’s sole discretion and are final and binding.

Eligibility. Executive officers designated by the Compensation Committee are eligible to be granted incentive awards under the Plan. Although Section 162(m) of the Code limits deductibility only for compensation paid to key senior executive officers, the performance goals with respect to incentive awards are applied to all executive officers who become participants in the Plan in the event that one or more should become subject to the limits of Section 162(m) of the Code.

Terms of Incentive Awards. Incentive awards under the Plan consist of cash amounts payable upon the achievement during a specified performance period of specified objective performance goals. The performance period may be the fiscal year or any portion of the fiscal year. Within the first 90 days of the fiscal year, and in no event after 25 percent of the performance period has elapsed, the Compensation Committee will establish the performance goal(s) and the amount to be paid if the performance goal(s) are achieved. The incentive award opportunity for each participant will be determined as a percentage of the participant’s base salary. After the end of the performance period, the Compensation Committee will certify in writing the extent to which the performance goals are achieved and determine the amount of the incentive award that is payable. All incentive award amounts payable under the Plan will be paid as soon as practicable after the Compensation Committee’s certification, but not later than two and one-half months following the end of the fiscal year. The Compensation Committee may denominate an incentive award in shares of Kforce’s common stock and/or settle an award in shares of common stock if and to the extent that shares of common stock are authorized for use in incentive awards and available under an equity compensation plan approved by shareholders of Kforce.

Performance Goals. Performance goals applicable to incentive awards under the Plan will be based on one or more of the following performance measurement criteria: market share; common stock price; increase in shareholder value; earnings per share; net income; return on assets, shareholder’s equity or other financial return ratio; increase in cash flow, cash flow from operating activities or other cash flow metric; operating expenses or operating income margins; gross profit percentage; working capital, debt, debt-to-equity or other liquidity measure; invested capital, including the completion of a specified capital-raising transaction; revenue; selling, general and administrative expense levels; completion of a specified acquisition or divestiture; accounts receivable write-offs; EBITDA; cash levels; productivity; or other financial or operational measure or metric as may be adopted by the Compensation Committee. The targeted level or levels of performance with respect to such measurement criteria may be established at such levels and in such terms as the Compensation Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The targeted level or levels of performance may be established in terms of company-wide objectives or objectives that are related to the performance of the individual participant or the subsidiary, division, department or function within Kforce or the subsidiary in which the participant is employed. The Compensation Committee may determine performance before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period, and may measure the attainment of the performance goal by appropriately adjusting the evaluation of performance goal performance to exclude (i) any extraordinary or non-recurring items as defined by accounting principles generally accepted in the United States (“GAAP”) and/or in management’s discussion and analysis of financial conditions and results of operations appearing in Kforce’s Annual Report on Form 10-K for the applicable year, (ii) the effect of any changes in accounting principles affecting Kforce’s or a business unit’s reported results, or (iii) other items to bring comparability to the performance goal. Performance goals need not be based on audited financial results.

Maximum Incentive Award Payable. For purposes of Section 162(m) of the Code, Kforce is required to establish a maximum amount of performance-based compensation that may be paid to any participant pursuant to an incentive award under the Plan in any one fiscal year. The maximum incentive award amount payable under the Plan is the lesser of 300% of the participant’s base salary or $5,000,000. These limitations may not be increased without shareholder approval.

Conditions for Payment. Each incentive award will be earned only if at least one performance goal established in accordance with the Plan has been achieved. The Plan permits the Compensation Committee to specify that the award may become payable without regard to performance in the event of death, disability or a change in control to the extent permissible under Code Section 162(m) as of the end of the performance period. The Compensation Committee shall have no discretion to increase the amount of the incentive award, but shall retain discretion to decrease the amount of the incentive award at any time through the time at which the Committee certifies the attainment of the performance goal(s), generally referred to as “negative discretion.” As a condition of incentive awards, and as a condition of a participant’s right to receive or retain payments in connection with an award, the Compensation Committee may require that the participant acknowledge that the award is subject to Kforce’s claw-back policy, and may impose requirements that the participant comply with specified conditions relating to non-competition, confidentiality, non-solicitation of customers, suppliers, and employees of Kforce, and other restrictions.

Amendment and Discontinuance. The Board may at anytime amend, suspend or terminate the Plan. No such amendment, modification or termination will affect the payment of any award for a fiscal year that has already ended or increase the amount of any award.

Relationship to Other Compensation. The Plan is not exclusive, so that compensation, including bonuses, can be paid to executive officers apart from the Plan, subject to applicable limitations of law and the listing rules of NASDAQ.

FEDERAL TAX INFORMATION

Payments made under the Plan will be taxable to the participants as ordinary income when paid. As described above, Kforce generally intends payments under the Plan to qualify as “qualified performance-based compensation” under Code Section 162(m). As a result, we generally will be entitled to a deduction corresponding to the amount of income recognized by the participant. However, a number of requirements must be met in order for particular compensation to qualify under Code Section 162(m), so there can be no assurance that such compensation under the Plan will be fully deductible under all circumstances.

The foregoing is only a summary of the effect of federal income taxation upon the participants and Kforce with respect to the Plan, does not purport to be complete, and does not discuss other tax consequences, including estate and gift taxation, Social Security and Medicare taxes, excise taxes and consequences under the tax laws of any municipality, state or foreign country in which a participant may reside.

New Plan Benefits

All awards under the Plan are made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the Plan are not determinable at this time.

Recommendation of the Board of Directors

The Board believes that the proposed Plan is beneficial in order to continue to provide incentives to existing and future officers and employees of Kforce.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for consideration at our Annual Meeting of Shareholders in 2013 may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act and our Bylaws. To be eligible for inclusion, shareholder proposals must be received by Kforce’s Corporate Secretary no later than December 28, 2012. The Board will review any proposal from eligible shareholders that it receives by that date and will determine whether any such proposal will be included in our proxy materials for 2013.

In addition, the proxy solicited by the Board for the Annual Meeting of Shareholders in 2013 will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with written notice of such proposal by March 13, 2013.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the judgment of the proxy holder.

The material referred to in this proxy statement under the captions “Compensation Committee Report,” and “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed, or subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Exchange Act.

Only one copy of this proxy statement, and the accompanying Annual Report, is being delivered to shareholders who share an address, unless we have received contrary instructions by one or more of the shareholders at that address. We will promptly deliver a separate copy of this proxy statement and the accompanying Annual Report to any shareholder at a shared address to which a single copy of those documents has been delivered upon the written or oral request from that shareholder. Written requests should be mailed to Joseph J. Liberatore, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. Oral requests may be made by calling Kforce Investor Relations at (813) 552-5000. Any shareholder sharing a single copy of the proxy statement and Annual Report who wishes to receive a separate mailing of our proxy statement and Annual Report in the future, and shareholders sharing an address and receiving multiple copies of our proxy statement and Annual Report who wish to share a single copy of those documents in the future, should also notify us in writing at the foregoing address or by calling the foregoing telephone number.

APPENDIX A

KFORCE INC.

AMENDED AND RESTATED

PERFORMANCE INCENTIVE PLAN

1. Purpose. The purpose of the Kforce Inc. Performance Incentive Plan is to motivate and reward performance by providing cash bonus payments based upon the achievement of pre-established and objective performance goals for each fiscal year or portion of a fiscal year. The Plan is a continuation, in amended and restated form, of the plan previously known as the Kforce Inc. 2005 Annual Performance Bonus Plan.

2. Definitions. The following definitions are applicable to the Plan:

(a) “Annual Incentive Award” or “Award” means a target annual performance incentive award made pursuant to Section 5 of the Plan.

(b) “Base Salary” means the base rate of cash compensation paid by the Firm to or for the benefit of a Participant for services rendered or labor performed while a Participant in this Plan, including base pay a Participant could have received in cash in lieu of deferrals under any deferred compensation plan or to any cafeteria plan under Section 125 of the Code maintained by the Firm.

(c) “Board” means the Board of Directors of the Firm.

(d) “Code” means the Internal Revenue Code of 1986, as amended, including Treasury Regulations.

(e) “Committee” means the Compensation Committee of the Board, which shall be appointed by, and serve at the pleasure of, the Board, and shall consist of members of the Board who are not employees of the Firm or any affiliate thereof and who qualify as “outside directors” under Section 162(m) of the Code.

(f) “Executive Officer” means an employee of the Firm whom the Board has designated as an executive officer of the Firm for purposes of reporting under the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

(g) “Firm” means Kforce Inc.

(h) “Fiscal Year” means the calendar year.

(i) “Participant” means any Executive Officer(s) designated by the Committee to participate in the Plan.

(j) “Performance Period” means the performance measurement period specified by the Committee to which the performance target(s) under an Award relate. The Performance Period may be the Fiscal Year or any portion of the Fiscal Year.

(k) “Plan” means this Kforce Inc. Performance Incentive Plan, as it may be amended from time to time.

(l) “Target Determination Deadline” means the latest possible date that will not jeopardize an Annual Incentive Award’s qualification as performance-based compensation within the meaning of Section 162(m) of the Code.

3. Administration of Plan. The Plan shall be administered by the Committee. The Committee shall have the authority to select Executive Officers to participate in the Plan, to determine performance goals and the Annual Incentive Award amounts to be paid upon achievement of the performance goals, to determine other terms and conditions of Awards under the Plan, to establish and amend rules and regulations relating to the Plan, and to make all other determinations necessary and advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. All decisions made by the Committee pursuant to the Plan shall be made in the Committee’s sole and absolute discretion and shall be final and binding on Executive Officers, Participants, and the Firm.

4. Designation of Participants. Participants in the Plan shall be selected by the Committee on an annual basis from among the Executive Officers.

5. Annual Incentive Awards.

(a) Each Participant shall be eligible to receive such Annual Incentive Award, if any, for a Performance Period as may be established by the Committee and payable pursuant to the performance criteria described below. Annual Incentive Awards consist of cash amounts payable upon the achievement during a Performance Period of specified objective performance goals. No later than the Target Determination Deadline, the Committee will establish the performance goal(s) and the amounts to be paid if the performance goal(s) are achieved. The Annual Incentive Award, if any, for each Participant will be determined as a percentage of the Participant’s Base Salary, The maximum Annual Incentive Award that may be awarded to a Participant for a Fiscal Year shall be the lesser of $5,000,000 or 300% of the Participant’s Base Salary for such Fiscal Year.

(b) Participants shall have their Annual Incentive Awards, if any, determined on the basis of the degree of achievement of performance goals which shall be established by the Committee in writing and which goals shall be stated in terms of the attainment of specified levels of or percentage changes in any one or more of the following measurements, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Firm.

•	market share

•	common stock price

•	increase in shareholder value

•	earnings per share

•	net income

•	return on assets, shareholder’s equity or other financial return ratio

•	increase in cash flow, cash flow from operating activities or other cash flow metric

•	operating expenses or operating income margins

•	gross profit percentage

•	working capital, debt, debt-to-equity or other liquidity measure

•	invested capital, including the completion of a specified capital-raising transaction

•	revenue

•	selling, general and administrative expense levels

•	completion of a specified acquisition or divestiture

•	accounts receivable write-offs

•	EBITDA

•	cash levels

•	Productivity or

•	other financial or operational, measure or metric

The Committee shall, for each Fiscal Year, establish the performance goal or goals from among the foregoing to apply to each Participant and a formula or matrix prescribing the extent to which such Participant’s Annual Incentive Award shall be earned based upon the achievement of such performance goal or goals.

(c) The targeted level or levels of performance with respect to such measurement criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The targeted level or levels of performance may be established in terms of Firm-wide objectives or objectives that are related to the performance of the individual Participant or the subsidiary, division, department or function within the Firm or subsidiary in which the Participant is employed. Performance goals need not be based on audited financial results.

(d) Each Annual Incentive Award shall be earned only if at least one performance goal established in accordance with this Section 5 has been achieved, except that the Committee may specify that the Award may become payable in the event of death, disability or a change in control to the extent permissible under Code Section 162(m) as of the end of the Performance Period. The Committee shall have no discretion to increase the amount of the Annual Incentive Award, but shall retain discretion to decrease the amount of the Annual Incentive Award at any time through the date at which the Committee certifies the attainment of the performance goal(s), generally referred to as “negative discretion.” No Annual Incentive Award shall be payable except upon written certification by the Committee that the performance goals have been satisfied to a particular extent and that any other material terms and conditions precedent to payment of an Annual Incentive Award have been satisfied. The Committee may determine performance before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period, and may measure the attainment of the performance goal by appropriately adjusting the evaluation of performance goal performance to exclude (i) any extraordinary or non-recurring items as defined by accounting principles generally accepted in the United States (“GAAP”) and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Firm’s Annual Report on Form 10-K for the applicable year, (ii) the effect of any changes in accounting principles affecting the Firm’s or a business unit’s reported results, or (iii) other items to bring comparability to the performance goal.

(e) The Compensation Committee shall have the power to impose such other restrictions on Annual Incentive Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Code section 162(m).

(f) Payment of any Annual Incentive Award amount to be paid to a Participant based upon the degree of attainment of the applicable performance goals shall be made following the end of the Performance Period for which such Annual Incentive Award was earned, and in no event later than the date that is two and one-half months following the last day of the Fiscal Year for which such Annual Incentive Award was earned.

(g) Annual Incentive Awards will be denominated in cash and will be payable in cash, except that the Committee may denominate an Annual Incentive Award in shares of the Firm’s common stock and/or settle an Award in shares of the Firm’s common stock if and to the extent that shares of the Firm’s common stock are authorized for use in incentive awards and available under a Firm equity compensation plan approved by shareholders of the Firm.

6. Additional Forfeiture Provisions. As a condition of Annual Incentive Awards, and as a condition of a Participant’s right to receive or retain cash, Common Stock or other property in connection with an Award, the Committee may require that the Participant acknowledge that the Award is subject to the Firm’s clawback policy contained in its Corporate Governance Guidelines and the Committee may impose requirements that the Participant comply with specified conditions relating to non-competition, confidentiality of information relating to or possessed by the Firm, non-solicitation of customers, suppliers, and employees of the Firm, cooperation in litigation, non-disparagement of the Firm and its subsidiaries and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment or service to the Firm.

7. Participant’s Interests. A Participant’s interest in any Awards shall at all times be reflected on the Firm’s books as a general unsecured and unfunded obligation of the Firm subject to the terms and conditions of the Plan. The Plan shall not give any person any right or security interest in any asset of the Firm or any fund in which any deferred payment is deemed invested. Neither the Firm, the Board, nor the Committee shall be responsible for the adequacy of the general assets of the Firm to discharge, or required to reserve or set aside funds for, the payment of its obligations hereunder.

8. Non-Alienation of Benefits; Beneficiary Designation. All rights and benefits under the Plan are personal to the Participant and neither the Plan nor any right or interest of a Participant or any other person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment. Subject to the foregoing, the Firm shall establish such procedures as it deems necessary for a Participant to designate one or more beneficiaries to whom any payment the Committee determines to make would be payable in the event of the Participant’s death.

9. Withholding for Taxes. Notwithstanding any other provisions of this Plan, the Firm shall withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with any federal, state and local tax or withholding requirements, unless otherwise determined by the Committee (in which case withholding may be from other payments from the Firm to the Participant, if so determined by the Committee).

10. Rights of Employees. Nothing in the Plan shall interfere with or limit in any way the right of the Firm to terminate a Participant’s employment at any time, or confer upon any Participant any right to continued employment with the Firm or any of its subsidiaries or affiliates.

11. Determinations Final. Each determination provided for in the Plan shall be made by the Committee under such procedures as may from time to time be prescribed by the Committee and shall be made in the sole discretion of the Committee. Any such determination shall be conclusive.

12. Adjustment of Awards. The Committee shall be authorized to make adjustments in the method of calculating attainment of performance goals in recognition of unusual or nonrecurring events affecting the Firm or its financial statements or changes in applicable laws, regulations or GAAP; provided, however, that no such adjustment shall impair the rights of any Participant without his consent and that any such adjustments with respect to Annual Performance Bonus Awards shall be made in a manner consistent with Section 162(m) of the Code.

13. Amendment or Termination. The Board may, in its sole discretion, amend, suspend or terminate the Plan from time to time. No such termination or amendment shall alter a Participant’s right to receive a distribution as previously earned, as to which this Plan shall remain in effect following its termination until all such amounts have been paid, except as the Firm may otherwise determine.

14. Nonexclusivity of the Plan. The adoption of this Plan and the grant of Annual Incentive Awards hereunder shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangement or award such other compensation as it may deem advisable with respect to any Participant.

15. Code Section 409A. The Plan and the Awards granted hereunder are intended to meet the “short-term deferral” exception to the provisions of Section 409A of the Code and Treasury regulations issued thereunder or to otherwise comply with Section 409A of the Code and the Treasury regulations and guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Firm shall not be required to assume any increased economic burden in connection therewith. Although the Committee intends to administer the Plan so that it will comply with the requirements of Section 409A of the Code, neither the Committee nor the Firm represents or warrants that the Plan will comply with Section 409A of the Code or any other provision of federal, state, local, or non-United States law. Neither the Firm, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to a Participant (or any other individual claiming a benefit through a Participant) for any tax, interest, or penalties a Participant may owe as a result of compensation paid under the Plan, and the Firm shall have no obligation to indemnify or otherwise protect a Participant from the obligation to pay any taxes pursuant to Section 409A of the Code.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 P.M., eastern time, on June 18, 2012.
Vote by Internet •Go to www.investorvote.com/KFRC •Or scan the QR code with your smartphone •Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A	Proposals — The Board of Directors recommends a vote FOR all nominees listed and FOR Proposals 2, 3 and 4.	+

1.	Election of Directors:	For	Withhold

	01 - W.R. Carey, Jr. (Class III)	☐	☐

	02 - David L. Dunkel (Class III)	☐	☐

	03 - Mark F. Furlong (Class III)	☐	☐

	04 - Patrick D. Moneymaker (Class lll)	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2012	☐	☐	☐	4.	Approve the Kforce Inc. Amended and Restated Performance Incentive Plan.	☐	☐	☐
3.	Approve Kforce’s executive compensation.	☐	☐	☐	5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if	☐
you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please date and sign exactly as your name appears on your shares. If signing for estates, trusts, partnerships, corporations or other entities, your title or capacity should be stated. If shares are held jointly, each holder should sign. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	1 U P X	+

01GP2C

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — KFORCE INC.

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 19, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOSEPH J. LIBERATORE and MICHAEL BLACKMAN, or either of them, each with full power of substitution and revocation, as the proxy or proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Kforce Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Kforce Inc., to be held at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida, 33605, on June 19, 2012 at 8:00 a.m. eastern time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for the meeting and, in their discretion, upon all other matters that may properly come before the meeting or any adjournments of the meeting.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy. Accordingly, please complete this proxy, and submit it promptly by mail (using the enclosed envelope), by telephone, or over the Internet.

The shares of Kforce Inc. common stock covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted FOR all listed nominees for director, FOR the ratification of the appointment of Deloitte & Touche LLP to serve as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2012, FOR the approval of Kforce’s executive compensation, FOR the approval of the Kforce Inc. Amended and Restated Performance Incentive Plan and as the proxyholders deem advisable on such other matters as may properly come before the meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE